Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

ADESTO TECHNOLOGIES CORPORATION,

CIRCUIT ACQUISITION CORPORATION

and

ECHELON CORPORATION

Dated June 28, 2018

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

AGREEMENT AND PLAN OF MERGER

This agreement and plan of merger (this “Agreement”) is dated June 28, 2018 (the “Agreement Date”), among Adesto Technologies Corporation, a Delaware corporation (“Parent”), Circuit Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Echelon Corporation, a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

A. The Company Board has (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the “Merger”) in accordance with the DGCL upon the terms and subject to the conditions set forth in this Agreement; (ii) determined that neither Parent nor Merger Sub shall be considered an “Acquiring Person” for purposes of the Tax Benefit Preservation Plan, dated as of April 22, 2016 and amended from time to time prior to the date hereof (the “NOL Plan”), by and between the Company and Computershare Inc., as rights agent, and that neither the execution and delivery of this Agreement nor the consummation of the Merger or any other transaction contemplated by this Agreement shall give rise to a “Distribution Date” or a “Shares Acquisition Date” under the NOL Plan; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders; and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement in accordance with the DGCL.

B. The board of directors of each of Parent and Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations under this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The Parties therefore agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

(a) “2016 Equity Incentive Plan” means the Company’s 2016 Equity Incentive Plan, approved by the Company Stockholders on October 4, 2016.

(b) “2016 Inducement Equity Incentive Plan” means the Company’s 2016 Inducement Equity Incentive Plan, as adopted effective April 20, 2016.

(c) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less favorable to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal, and that such confidentiality agreement may not prohibit, or adversely affect the rights of the Company thereunder upon, compliance by the Company with any of the terms of this Agreement.

(d) “Acquired Entities” means the Company and the Company Subsidiaries.

(e) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to an Acquisition Transaction.

(f) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person, of securities representing more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such tender offer or exchange offer;

(ii) any direct or indirect purchase (including by way of a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction) or other acquisition by any Person or Group of assets constituting or accounting for more than 15% of the revenue, net income or consolidated assets of the Company and the Company Subsidiaries, taken as a whole; or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of the Company Subsidiaries whose business accounts for more than 15% of the revenue, net income or consolidated assets of the Company and the Company Subsidiaries, taken as a whole), where the stockholders of the Company (or such Company Subsidiary) prior to the transaction will not own, directly or indirectly, at least 85% of the surviving company.

(g) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(h) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.

(i) “Bylaws” means the bylaws of the Company in effect as of the Agreement Date.

(j) “Capitalization Date” means 5:00 p.m., Pacific time, on June 22, 2018.

(k) “Certificate of Merger” means the certificate of merger, in customary form, relating to the Merger.

(l) “Charter” means the Amended and Restated Certificate of Incorporation of the Company in effect as of the Agreement Date.

(m) “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction (but only in such event), then the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then any Delaware state court).

(n) “Code” means the Internal Revenue Code of 1986, as amended.

(o) “Company Benefit Plan” means each material “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each material employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar material fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or binding arrangements (whether or not in writing) that is in each case maintained or contributed to for the benefit of any current or former employee of the Company or any of the Company Subsidiaries or any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of the Company Subsidiaries pursuant to Section 414 of the Code (an “ERISA Affiliate”).

(p) “Company Board” means the Board of Directors of the Company.

(q) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(r) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(s) “Company Equity Plans” means, collectively, the Company’s 1997 Stock Plan (as amended and restated on each of March 26, 2004, August 18, 2010 and April 3, 2013), the 2016 Equity Incentive Plan and the 2016 Inducement Equity Incentive Plan.

(t) “Company Financial Advisor” means Piper Jaffray & Co.

(u) “Company Financial Statements” means the: (i) audited consolidated balance sheets of the Acquired Entities as of December 31, 2015, December 31, 2016, and December 31, 2017, and the related audited consolidated statements of operations, statement of comprehensive loss, statements of stockholders’ equity and statements of cash flows of the Acquired Entities for the years then ended, including the notes thereto and the reports of the Company’s independent public accounting firm thereon; and (ii) unaudited consolidated balance sheet of the Acquired Entities as of March 31, 2018, and the related unaudited consolidated statements of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows of the Acquired Entities for the three months then ended.

(v) “Company Intellectual Property Rights” means any Intellectual Property Rights that are owned by the any of the Acquired Entities, or that any of the Acquired Entities purport to own, including the Company Registered Intellectual Property Rights.

(w) “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (A) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Acquired Entities, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger. None of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect for purposes of clause (A) hereof or will be taken into account when determining whether a Company Material Adverse Effect for purposes of clause (A) has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Acquired Entities conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world

(except, in each case, to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Acquired Entities conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(iii) changes in conditions in the industries in which the Company and the Company Subsidiaries conduct business (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Acquired Entities conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(iv) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies of similar size operating in the industries in which the Acquired Entities conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies of similar size operating in the industries in which the Acquired Entities conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies of similar size operating in the industries in which the Acquired Entities conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(vii) any Effect resulting from the public announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Entities with employees, suppliers, Customers, partners, vendors or any other third Person;

(viii) the compliance by any Party with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the express terms of this Agreement, other than the Company’s obligation to operate in the ordinary course consistent with past practices pursuant to Section 5.1 of this Agreement;

(ix) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including via email) following the Agreement Date, other than the Company’s obligation to operate in the ordinary course consistent with past practices pursuant to Section 5.1 of this Agreement;

(x) changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing) or changes in the regulatory accounting requirements applicable to any industry in which the Acquired Entities operate;

(xi) changes in the price or trading volume of the Company Common Stock or Indebtedness of the Company, in each case in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii) any failure, in and of itself, by the Acquired Entities to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii) the availability or cost of equity, debt or other financing to Parent or Merger Sub; and

(xiv) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by this Agreement.

(x) “Company Options” means options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

(y) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(z) “Company Products” means (i) all products and services currently licensed, sold, distributed or offered for sale, or for which maintenance and support services are currently provided, by any Acquired Entity; and (ii) those products and services developed or currently under development by any Acquired Entity and listed on Section 1.1(z) of the Company Disclosure Letter.

(aa) “Company Registered Intellectual Property Rights” means all of the Registered Intellectual Property Rights owned by, or filed in the name of, any of the Acquired Entities.

(bb) “Company Restricted Stock” means shares of Company Common Stock subject to vesting or other lapse restrictions (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

(cc) “Company RSUs” means each award of restricted stock units representing the right to receive shares of Company Common Stock or denominated in shares of Company Common Stock but settleable in cash (whether subject to time or performance vesting and whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with a merger, acquisition or similar transaction or otherwise issued or granted).

(dd) “Company SEC Documents” means each report, schedule, registration statement, prospectus, proxy, form, statement or other document (including exhibits and all other information incorporated by reference) filed with, or furnished to, the SEC by the Company.

(ee) “Company Source Code” means, collectively, any software source code, schematics or RTL of electronic circuits, material proprietary algorithms, or any material portion or aspect of any of the foregoing, owned by any of the Acquired Entities and contained in or relating to Company Products.

(ff) “Company Stockholders” means the holders of shares of Company Capital Stock.

(gg) “Company Subsidiary” means each of the Subsidiaries of the Company.

(hh) “Confidentiality Agreement” means the confidentiality letter agreement, dated September 25, 2017, between the Company and Parent.

(ii) “Consent” means any consent, approval, clearance, waiver, Governmental Authorization or order.

(jj) “Continuing Employees” means each individual who is an employee of the Company or any of the Company Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(kk) “Contract” means any written contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument.

(ll) “Customer” means a customer or reseller that is a direct purchaser or licensee of the Company Products from any Acquired Entity.

(mm) “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.

(nn) “DGCL” means the General Corporation Law of the State of Delaware.

(oo) “DTC” means the Depository Trust Company.

(pp) “EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

(qq) “Enforceability Exceptions” means legal limitations on: (i) enforceability arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally; (ii) enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

(rr) “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

(ss) “Environmental Law” means all applicable Laws relating to pollution, worker health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(tt) “ERISA” means the Employee Retirement Income Security Act of 1974.

(uu) “Exchange Act” means the Securities Exchange Act of 1934.

(vv) “Export Control Laws” means (i) all applicable U.S. export and re-export control laws and economic sanction laws; and (ii) all other applicable export control laws that arise in countries in which any Acquired Entity conducts business.

(ww) “FCPA” means the United States Foreign Corrupt Practices Act of 1977.

(xx) “Financing” means financing to be obtained by Parent (i) from a sale of Parent’s common stock or (ii) from the incurrence of alternative financing in accordance with Section 6.4(c), in each case the net proceeds of which will be sufficient to, after taking into consideration (A) the Company’s unrestricted cash-on-hand at the Closing, if any, and (B) Parent’s unrestricted cash-on-hand at the Closing in excess of the minimum amount required to be maintained by Parent pursuant to the terms of its credit agreement dated as of May 8, 2018, by and between the lenders from time to time party thereto, Cortland Capital Market Service LLC, as administrative agent for the lenders, and Obsidian Agency Services, Inc., as collateral agent for the secured parties (the “Credit Agreement”), pay the Required Amount.

(yy) “Financing Source Related Parties” means Financing Sources, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

(zz) “Financing Sources” means the third party or parties that are providing alternative financing in accordance with Section 6.4(c), if any.

(aaa) “Foreign Subsidiary” means any Company Subsidiaries that are “controlled foreign corporations” within the meaning of the Code.

(bbb) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(ccc) “Government Contract” means any Contract between, on the one hand, the Company or any of the Company Subsidiaries and, on the other hand: (i) any Governmental Authority; (ii) any prime contractor to any other Governmental Authority expressly engaging the Company or a Company Subsidiary as a subcontractor with respect to a prime contract with such Governmental Authority; or (iii) any subcontractor engaged by the Company or a Company Subsidiary solely with respect to any Contract described in clause (i).

(ddd) “Governmental Authority” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission of any governmental authority or other governmental authority or instrumentality, whether domestic, foreign or supranational.

(eee) “Governmental Authorization” means any permits, licenses, variances, clearances, consents, commissions, exemptions, orders and approvals from Governmental Authorities.

(fff) “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

(ggg) “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products.

(hhh) “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with such borrowed money), or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software; (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person; (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); or (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

(iii) “Intellectual Property Rights” means the rights associated with or arising under any of the following anywhere in the world: (i) patents and applications therefor (“Patents”); (ii) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, trade names, logos, and service marks, and trademark and service mark registrations and applications therefor (“Trademarks”); (iv) trade secrets rights and corresponding rights in confidential business and technical information and know-how (“Trade Secrets”); (v) registered Internet domain names; and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(jjj) “Intervening Event” means any Effect, or any material consequence thereof, that (i) as of the Agreement Date was not known to the Company and was not reasonably foreseeable to the Company Board as of the Agreement Date; and (ii) does not relate to (A) an Acquisition Proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal; or (B) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the Agreement Date.

(kkk) “IRS” means the United States Internal Revenue Service.

(lll) “Knowledge” of a Person, with respect to any matter in question, means, (i) with respect to the Company, the actual knowledge as of the Agreement Date of the individuals set forth on Section 1.1(lll) of the Company Disclosure Letter, and (ii) with respect to Parent, the actual knowledge of the executive officers of Parent, in each case after reasonable inquiry of those employees of the Company or Parent, as the case may be, who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving the Company Intellectual Property Rights, Knowledge does not require the Company, or any of its directors, officers or employees, to have conducted or have obtained any freedom to operate opinions or any Patent, Trademark or other Intellectual Property Rights clearance searches. If not conducted or obtained, no knowledge of any Patents, Trademarks or other Intellectual Property Rights of any third Person that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.

(mmm) “Large Customer” means any Customer that, in the fiscal year ended December 31, 2017 or the three month period ended March 31, 2018, was one of the 10 largest sources of revenue for the Acquired Entities collectively, based on amounts recognized in accordance with GAAP during such periods.

(nnn) “Large Supplier” means a supplier or vendor, including licensors of software and other technology, that in the fiscal year ended December 31, 2017 or the three month period ended March 31, 2018, was one of the 20 largest suppliers or vendors to the Acquired Entities collectively, based on amounts paid or payable during such periods.

(ooo) “Law” means any statute, law (including common law), ordinance, rule, regulation or stock exchange listing requirement.

(ppp) “Leased Real Property” means all real property leased to the Acquired Entities, including all buildings, structures, fixtures and other improvements leased to the Acquired Entities.

(qqq) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(rrr) “Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest, restriction on the voting of any security, restriction on the transfer of any security, or restriction on the possession, exercise or transfer of ownership or any other attribute of ownership of any asset, but excluding, in each case, non-exclusive licenses of Intellectual Property Rights.

(sss) “Material Contract” means any of the following Contracts (other than a Company Benefit Plan) to which any of the Acquired Entities is a party:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC (whether or not filed by the Company with the SEC) with respect to the Company and the Company Subsidiaries;

(ii) any Contract imposing any restriction on the right or ability of any Acquired Entity to conduct its business as presently conducted, and any Contract that grants to any third Person rights of first refusal or rights of first negotiation, or that limits or purports to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any assets or businesses, in each case except as would not be material to the business of the Acquired Entities, taken as a whole;

(iii) any Contract (A) imposing any restriction on the right or ability of any Acquired Entity to compete with any other Person or in any line of business; (B) that grants to any third Person “most favored nation” pricing or terms with respect to the sale, distribution, license or support of any Company Product; or (C) that grants to any third Person any exclusivity with respect to any geographic territory, customer, market, product, service or Company Intellectual Property Rights, except, in the case of each of the foregoing sub-clauses (A), (B) and (C), as would not be material to the business of the Acquired Entities, taken as a whole;

(iv) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership entity or limited liability entity, or any other similar equity investment agreements involving a sharing of profits, or joint development agreement, other than Contracts that are solely among the Acquired Entities;

(v) any Contract relating to Indebtedness, other than solely among the Acquired Entities;

(vi) any Contract with any supplier that provides the counterparty with the right to serve as the sole or exclusive provider of goods or services that are material to the business of the Acquired Entities, taken as a whole;

(vii) any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of Company Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the business of the Acquired Entities, taken as a whole;

(viii) any Government Contract that is material to the business of the Acquired Entities, taken as a whole;

(ix) (A) any Contract that requires the disposition or acquisition of material assets by the Company or any of the Company Subsidiaries after the Agreement Date other than in the ordinary course of business consistent with past practices; or (B) any Contract pursuant to which the Company or any Company Subsidiary has (1) acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock or assets or (2) has any material ownership interest in any other Person (other than its Subsidiaries) and, in each case, that contains material continuing rights or obligations of the Company or any Company Subsidiary as of the Agreement Date;

(x) any lease or sublease of Leased Real Property;

(xi) any Contract relating to the settlement of any Legal Proceeding within the past three years;

(xii) a Contract with a Large Customer for the sale or license of Company Products;

(xiii) a Contract with a Large Supplier for the purchase or supply of goods or services, including software and other technology;

(xiv) IP Contracts; and

(xv) any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) in excess of $50,000 (which, for the avoidance of doubt, does not include any Contracts related to the retention of independent contractors).

(ttt) “Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Acquired Entities as of March 31, 2018, included in the Company SEC Documents.

(uuu) “Nasdaq” means The Nasdaq Stock Market.

(vvv) “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).

(www) “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

(xxx) “Permitted Lien” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) third Person leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into the ordinary course of business consistent with past practices under which there exists no material default; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practices; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of the Company Subsidiaries; (vii) zoning, building and other similar codes or restrictions that are not violated in any material respect by the current use or occupancy of the real property subject thereto; (viii) statutory, common law or contractual Liens of landlords under Leases or Liens against the fee interests of the landlord or owner of any Company properties unless caused by the Company or any of the Company Subsidiaries, in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of the Company Subsidiaries; (ix) restrictions on transfer of securities imposed by applicable securities Laws; and (x) other similar Liens expressly consented to by Parent in writing (including by email), which consent shall not be unreasonably withheld, conditioned or delayed.

(yyy) “Person” means any individual, Entity or Governmental Authority.

(zzz) “Registered Intellectual Property Rights” means all (i) Patents; (ii) registered Trademarks; and (iii) registered Copyrights.

(aaaa) “Sanctioned Country” means, at any time, a country or territory that is itself the subject or target of any Sanctions (including Cuba, Iran, North Korea, Sudan and Syria).

(bbbb) “Sanctioned Person” means, at any time, any Person (i) listed on the OFAC Specially Designated Nationals and Blocked Persons List, Commerce’s Denied Persons List or Entity List, and the State Department’s Debarred List or other similar lists maintained by applicable jurisdictions; (ii) located, organized or resident in a Sanctioned Country; or (iii) owned 50% or more or otherwise controlled by any such Person or Persons described in clause (i) or (ii).

(cccc) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

(dddd) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(eeee) “SEC” means the United States Securities and Exchange Commission.

(ffff) “Section 409A” mean Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder.

(gggg) “Securities Act” means the Securities Act of 1933.

(hhhh) “Solvent,” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

(iiii) “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other

Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(jjjj) “Superior Proposal” means any written Acquisition Proposal that was not solicited in breach of Section 5.3 on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger, is not subject to a financing contingency and is reasonably capable of being consummated (taking into account (i) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination; and (ii) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), including the (A) identity of the Person making the proposal; (B) likelihood of consummation in accordance with the terms of such proposal; and (C) legal, financial (including the financing terms), regulatory, timing and other aspects of such proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” and “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(kkkk) “Tax” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind similar to a tax imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

(llll) “Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, including any attachments thereto or amendments thereof, filed or required to be filed with any Governmental Authority relating to Taxes.

(mmmm) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates or directors or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing.

(nnnn) “Treasury Regulations” mean the Treasury regulations promulgated under the Code.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
8.1(i) Officer’s Certificate	8.2(a)
Agreement	Preamble
Agreement Date	Preamble
Alternative Acquisition Agreement	5.3(a)
Applicable Interest Rate	8.3(f)
Certificates	2.9(c)(i)
Closing	2.3
Closing Date	2.3
Closing Statement	6.18
Company	Preamble
Company Board Recommendation	3.19
Company Board Recommendation Change	5.3(c)(i)
Company Disclosure Letter	1.4
Company Leases	3.6(b)
Company Option Consideration	2.8(b)
Company Plans	6.10(c)
Company Related Parties	8.3(g)(i)
Company RSU Consideration	2.8(a)
Company Securities	3.3(e)
Company Stockholder Meeting	6.3(a)
Company Termination Fee	8.3(b)(i)
Copyrights	1.1(iii)
Credit Agreement	1.1(xx)
Dissenting Company Shares	2.7(c)(i)
DTC Payment	2.9(d)
Effect	1.1(w)
Effective Time	2.2
Electronic Delivery	9.12
ERISA Affiliate	1.1(o)
Exchange Fund	2.9(b)
Extended Financing Termination Date	8.2(a)
Extension Election	8.2(a)
Financing Termination Date	8.1(i)
Form S-3	6.4(a)
Grant Date	3.3(b)
Indemnified Persons	6.9(a)
International Employee Plans	3.14(a)
IP Contracts	3.7(f)
Maximum Annual Premium	6.9(c)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.10(d)

Term	Section Reference
NOL Plan	Recitals
Notice Period	5.3(d)(ii)(C)
OFAC	3.10(b)
Old Plans	6.10(d)
Other Required Parent Filing	6.2(f)
Owned Company Shares	2.7(a)(ii)
Parent	Preamble
Parent Expenses	8.3(d)
Parent Plans	6.10(c)
Parent Related Parties	8.3(g)(ii)
Parent Termination Fee	8.3(e)
Party	Preamble
Patents	1.1(iii)
Payment Agent	2.9(a)
Per Share Price	2.7(a)(iii)
Proxy Statement	6.2(a)
Recent SEC Reports	Article III
Representatives	5.3(a)
Requisite Stockholder Approval	3.21
Required Amount	4.10(a)
State Department	3.10(b)
Surviving Corporation	2.1
Tail Policy	6.9(c)
Termination Date	8.1(c)
Termination Notice	8.2(a)
Trade Secrets	1.1(iii)
Trademarks	1.1(iii)
Transaction Expenses	3.25
Uncertificated Shares	2.9(c)(ii)

1.3 Certain Interpretations.

(a) References to this Agreement. Unless otherwise indicated, when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable.

(b) Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Neither, etc. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) Dollars. When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) Gender and Number. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document.

(g) References to Parties. When reference is made to any party to this Agreement or any other agreement or document, such reference includes that party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(j) Legislation. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(k) Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is specifically set forth on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(l) Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(m) Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (iv) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n) Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, they waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.

(p) No Admission. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed.

(q) No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.

(r) Made Available. Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been, at any time least 24 hours prior to the execution and delivery of this Agreement, (i) posted and available to Parent and its Representatives in the virtual data room managed by the Company at www.rrdvenue.com, and remain in such virtual data room at all times from the time posted through the Closing; or (ii) filed with or furnished to the SEC and available on EDGAR.

1.4 Company Disclosure Letter. The information set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the Agreement Date (the “Company Disclosure Letter”) is disclosed under separate and appropriate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of such disclosure.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, CA 94304 (or remotely via the electronic exchange of documents), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third Business Day after the satisfaction or waiver (to the extent permitted under this Agreement) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under this Agreement) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.9(a), the Charter will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation, except that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Echelon Corporation.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.9(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers of the Surviving Corporation.

(a) Directors. The Parties will take all necessary actions so that at the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. The Parties will take all necessary actions so that at the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of the Company, Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

(iii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $8.50, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11).

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Dissenting Company Shares. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who have (A) neither voted in favor of the adoption of this Agreement nor consented thereto in writing and (B) properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii) Notification of Parent of Demands for Appraisal. The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in and direct all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

2.8 Equity Awards.

(a) Company RSUs. Parent will not assume any Company RSUs. At the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount of the Per Share Price by (ii) the total number of shares of Company Common Stock underlying such Company RSU (the “Company RSU Consideration”). For the purposes of the previous sentence, the number of shares of Company Common Stock issuable pursuant to a Company RSU will be deemed to be the number of shares issuable following full performance and satisfaction of the target (to the extent applicable). The payment of the Company RSU Consideration will be subject to withholding for all required Taxes.

(b) Company Options. Parent will not assume any Company Options. At the Effective Time, each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company Option) by (ii) the total number of shares of Company Common Stock underlying such Company Option (the “Company Option Consideration”). Notwithstanding the foregoing, with respect to any Company Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Per Share Price, such Company Options will be cancelled without any cash payment being made in respect thereof. The payment of the Company Option Consideration will be subject to withholding for all required Taxes.

(c) Payment Procedures. No later than three weeks following the Closing Date, Parent or the Surviving Corporation shall cause the applicable holders of Company RSUs and Company Options to receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider (including by conducting a special payroll, if necessary), of all amounts required to be paid to such holders with respect to Company RSUs and Company Options that are cancelled and converted pursuant to Section 2.8(a) or Section 2.8(b), as applicable. Notwithstanding the foregoing, if any payment owed to a holder of Company RSUs or Company Options pursuant to Section 2.8(a) or Section 2.8(b), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event more than 15 Business Days thereafter).

(d) Necessary Further Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). The Company shall take all actions that are necessary to ensure that all Company RSUs and all Company Equity Plans will terminate as of the Effective Time.

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with the Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of shares of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Exchange and Payment Procedures.

(i) Certificates. Promptly following the Effective Time (and in any event within five Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7, (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect thereof pursuant to Section 2.7. Upon surrender to the Payment Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.11) for cancellation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Payment Agent in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate by (2) the Per Share Price (less any applicable withholding Taxes payable in respect thereof). The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 2.9(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.

(ii) Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 2.7. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price (less any applicable withholding Taxes payable in respect thereof). The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 2.9(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7(a).

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the consideration payable pursuant to Section 2.7 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.7 (or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c)). The consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws relating to Taxes. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.13 Future Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.14 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except as (a) disclosed in any Company SEC Document filed with the SEC on or after January 1, 2018, and prior to the Agreement Date and publicly available on EDGAR (excluding any disclosures set forth in any section of any Company SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”) (it being understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed in the applicable section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure in such Recent SEC Report that it is applicable to such section of the Company Disclosure Letter, except that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.4(a)); or (b) set forth in the Company Disclosure Letter (subject to Section 1.4), the Company represents and warrants to Parent and Merger Sub as of the Agreement Date as follows:

3.1 Subsidiaries; Due Organization; Authority.

(a) Subsidiaries. Section 3.1(a)(i) of the Company Disclosure Letter lists each of the Company Subsidiaries as of the Agreement Date and its place of organization, and indicates whether any such Company Subsidiaries are Foreign Subsidiaries. The Company has no Subsidiaries except for the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 3.1(a)(ii) of the Company Disclosure Letter.

(b) Due Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the DGCL. Each of the Company Subsidiaries is an Entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation, except where the failure to be in good standing would not have a Company Material Adverse Effect.

(c) Necessary Power and Authority. The Company has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Each of the Company Subsidiaries has all necessary corporate, limited liability company or other Entity power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used, except as would not have a Company Material Adverse Effect.

(d) Qualification; Good Standing. Each of the Company and the Company Subsidiaries is qualified to do business as a foreign Entity, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect.

3.2 Charter and Bylaws. The Company has made available to Parent true, correct and complete copies of the Charter and Bylaws, and the certificates of incorporation, bylaws and other similar organizational documents of each Company Subsidiary, each as amended to date. The Company is not in violation of the Charter or Bylaws. None of the Company Subsidiaries is in violation of its organizational documents, except for such violations that would not have a Company Material Adverse Effect.

3.3 Capitalization, etc.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 10,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Preferred Stock. As of the Capitalization Date, (A) the Company held 321,918 shares of Company Common Stock in its treasury; (B) 4,542,310 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (C) no shares of Company Preferred Stock were issued and outstanding; (D) 442,723 shares of Company Common Stock were subject to issuance pursuant to Company Options; (E) 552,431 shares of Company Common Stock were subject to issuance pursuant to Company RSUs; (F) 163,494 shares of Company Common Stock were reserved for future issuance pursuant to the 2016 Equity Incentive Plan; (G) 122,000 shares of Company Common Stock were reserved for future issuance pursuant to the 2016 Inducement Equity Incentive Plan; and (H) 1,000,000 Series A Participating Preferred Shares, $0.01 par value, were reserved for issuance upon exercise of all of the purchase rights under the NOL Plan. As of the Capitalization Date, the Company had no shares of Company Restricted Stock outstanding. None of the Company Subsidiaries holds any shares of Company Capital Stock or other Company Security. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. None of the outstanding shares of Company Common Stock are subject to any preemptive right. None of the Acquired Entities is party to any Contracts relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or equity interests in any Company Subsidiary.

(b) Company Options. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all other applicable Law, and the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date. No grants of outstanding Company Options involve “back dating” with respect to the effective date of grant.

(c) Options and RSUs Ledger. Section 3.3(c) of the Company Disclosure Letter sets forth, as of the Capitalization Date, an accurate and complete list of (i) each outstanding Company Option and Company RSU; (ii) the portion of each Company Option or Company RSU that is vested and unvested; and (iii) the exercise or purchase price thereof, if applicable. Section 3.3(c) of the Company Disclosure Letter also sets forth, as of the Capitalization Date, for each outstanding Company Option and Company RSU, (A) the date of grant and (B) the Company Benefit Plan under which each Company Option and Company RSU, as the case may be, was granted and, for each applicable Company RSU, the applicable performance targets (unless such Company RSU is to be paid at the target level of performance in the Merger, in which case the number of Company RSUs that will be paid at the target level of performance will be provided).

(d) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Company Subsidiary (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for director’s qualifying or similar shares, is owned by the Company or by such other Company Subsidiary as is set forth with respect to such Company Subsidiary on Section 3.3(b) of the Company Disclosure Letter, free and clear of all Liens (other than Permitted Liens).

(e) No Other Equity. Other than as set forth in Section 3.3(a), there is no: (i) issued, reserved for issuance or outstanding share of capital stock or other security of, or voting interests in, the Company; (ii) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or issue, or arrangements obligating any of the Acquired Entities to acquire or issue, any shares of the capital stock or other securities of, or voting interest in, any of the Acquired Entities, or the securities, instruments or obligations described in clause (ii) hereof; (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of, or voting interest in, any of the Acquired Entities; (iv) other than the NOL Plan, stockholder rights plan (or similar plan commonly referred to as a “poison pill”), tax benefits preservation plan (or similar plan), or Contract under which any of the Acquired Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) obligations of any Acquired Entity to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock or other security of, or voting interest (including any voting debt) in, such Acquired Entity to any Person other than the Company or one of the Company Subsidiaries (the items in clauses (i) through (v) as applicable to the Company referred to collectively as, the “Company Securities”). There are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any Company Security.

(f) Issuances in Compliance with Laws. All outstanding shares of Company Common Stock, outstanding Company Options, outstanding Company RSUs and other outstanding capital stock and equity-based compensation awards (whether payable in equity, cash or otherwise) of the Acquired Entities have been issued and granted in compliance with all applicable Laws.

(g) NOL Plan.

(i) No Acquiring Person. As of the Agreement Date, no Person is or has become, to the Knowledge of the Company, an “Acquiring Person” (as defined in the NOL Plan), except any “Exempt Person” (as defined in the Rights Agreement). Except in connection with a termination of this Agreement pursuant to Section 8.1(a) or as provided by Section 6.17, neither the Company not the Company Board has rendered the NOL Plan inapplicable to any Person other than Parent and Merger Sub.

(ii) Actions Under the NOL Plan. The Company has made available to Parent a correct and complete copy of the NOL Plan. The Company has taken all necessary actions so that neither the execution and delivery of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereby and thereby, will (A) cause the “Rights” (as defined in the NOL Plan) to become exercisable; (B) cause any Person to become an “Acquiring Person” (as defined in the NOL Plan); or (C) give rise to a “Distribution Date” or a “Shares Acquisition Date” (each as defined in the NOL Plan).

3.4 SEC Filings; Financial Statements.

(a) SEC Documents. Since January 1, 2015, the Company has filed all Company SEC Documents required to be filed by it pursuant to applicable Laws as of the Agreement Date. As of the Agreement Date, none of the Company Subsidiaries is required to file any documents with the SEC. As of the time that it was filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Agreement Date and except to the extent superseded by more recent filings prior to the Agreement Date and for the transactions contemplated by this Agreement, the Company SEC Documents, taken as a whole, do not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, will be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

(b) Internal Controls; Disclosure Controls. The Company has established and maintains “internal controls over financial reporting” (as defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) that are effective in providing reasonable assurances that: (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) transactions are executed only in accordance with the authorization of management; and (iii) access to assets that would have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization. The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that is designed to ensure that all (i) material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC, including the Company’s principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports, including pursuant to Section 302 and 906 of the Sarbanes-Oxley Act.

(c) Financial Statements. Each of the financial statements (including any related notes) contained in the Company SEC Documents filed on or after January 1, 2015, including the Company Financial Statements: (i) was prepared from the Company’s books and records in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (ii) fairly present in all material respects the consolidated financial position of the Acquired Entities as of the respective dates thereof and the respective consolidated results of operations and cash flows of the Acquired Entities for the periods covered thereby (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount). To the extent required by applicable Law, all financial statements of the Acquired Entities have been prepared in accordance with generally accepted accounting principles in the jurisdictions in which they are formed or conduct business. Except as have been described in the Company SEC Documents, there are no unconsolidated Company Subsidiaries or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(d) Effectiveness of Internal Controls. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2017, and such assessment concluded that such system was effective. Since December 31, 2017 and through the Agreement Date, no events have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2018, and conclude, after such assessment, that such system was effective.

(e) Required Certifications. Since January 1, 2017, each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents (including the Company Financial Statements), and the statements contained in such certifications are true and accurate. For purposes of this Section 3.4, “principal executive officer” and “principal financial officer” will have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of any (i) significant deficiency or material weakness (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and the Company Subsidiaries that has not been subsequently remediated; or (ii) fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and the Company Subsidiaries.

(f) Indebtedness. Section 3.5(f) of the Company Disclosure Letter contains a true, correct and complete list of all outstanding Indebtedness of the Company and the Company Subsidiaries as of the Agreement Date.

(g) Cash. As of the Agreement Date, the cash, cash equivalents and short-term investments (determined in accordance with GAAP) of the Company and the Company Subsidiaries is at least $17,400,000, of which $1,250,000 is restricted investments (determined in accordance with GAAP) and not more than $250,000 is held by Foreign Subsidiaries.

(h) No Undisclosed Liabilities. None of the Acquired Entities has any liabilities required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for liabilities: (a) identified in the Most Recent Balance Sheet (including the notes thereto) or in the consolidated financial statements of the Acquired Companies (including the notes thereto) included in the Company SEC Documents filed prior to the Agreement Date; (b) that have been incurred by the Acquired Entities since the date of the Most Recent Balance Sheet in the ordinary course of business (and not resulting from any breach of a Contract or violation of Law); (c) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; or (d) that are included as Transaction Expenses.

3.5 Absence of Changes. Since the date of the Most Recent Balance Sheet and through the Agreement Date:

(a) except in connection with the execution of this Agreement and the Merger, the business of the Acquired Entities has been conducted in the ordinary course of business consistent with past practices;

(b) there has not been any Company Material Adverse Effect;

(c) none of the Acquired Entities has: (i) declared, accrued, set aside or paid any dividend or made any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock (other than consolidated cash management transfers among the Acquired Entities, the net effect of which does not change the consolidated cash balance of the Acquired Entities (excluding, for this purpose, any Foreign Subsidiaries)), except for cash dividends made by any direct or indirect wholly owned Company Subsidiary to the Company or one of its other wholly owned Subsidiaries; (ii) split, divided, subdivided, combined, consolidated or reclassified any shares of capital stock or other securities, or issued or authorized the issuance of any securities in lieu of or in substitution for shares of its capital stock or other securities; or (iii) repurchased, redeemed or otherwise reacquired any securities (other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options; (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Equity Plans; or (C) transactions between the Company and any Company Subsidiaries);

(d) none of the Acquired Entities has made any capital expenditure since the date of the Most Recent Balance Sheet, other than capital expenditures consistent with the capital expenditure budget set forth in Section 3.5(d) of the Company Disclosure Letter;

(e) none of the Acquired Entities has engaged in any transaction with, or entered into any agreement, arrangement or understanding with, any Affiliate of the Company covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(f) except as required by applicable Law or GAAP, and other than in the ordinary course of business consistent with past practices, none of the Acquired Entities has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness;

(g) none of the Acquired Entities has mortgaged, pledged or otherwise encumbered any assets, tangible or intangible, or created or suffered to exist any lien (other than Permitted Liens);

(h) none of the Acquired Entities has: (i) adopted, established or entered into any Company Benefit Plan; (ii) caused or permitted any Company Benefit Plan to be amended in any material respect or terminated, or waived any of its rights under, any Company Benefit Plan (except as required by applicable Laws); (iii) (A) increased the compensation of any director, officer or employee; or (B) paid any bonus or remuneration to any director, officer or employee other than regular salary; (iv) hired any employee at the level of director or above or with an annual base salary in excess of $150,000; (v) promoted any employee to a level of director or above; or (vi) terminate any employee at the level of director or above (except for “cause” and as disclosed to Parent);

(i) none of the Acquired Entities has changed any of its methods of accounting or accounting practices in any respect, in each case except for any such change required by a change in GAAP or applicable Law;

(j) except as otherwise required by applicable Law, none of the Acquired Entities has (i) made any Tax election that is inconsistent with past practices; (ii) other than as reflected or reserved against in the Most Recent Balance Sheet, settled or otherwise compromised any claim or assessment relating to any amount of Tax; or (iii) consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of any material Tax;

(k) none of the Acquired Entities has commenced or settled any Legal Proceeding, except for the settlement of any Legal Proceeding that is (i) reflected or reserved against in the Most Recent Balance Sheet; or (ii) for amounts that do not require payments of more than $50,000 by the Company or the Company Subsidiaries as its sole remedy;

(l) none of the Acquired Entities has (A) amended or permitted the adoption of any amendment to the Charter, Bylaws or its organizational documents, or (B) acquired, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof, or (C) made any loans, advances, or capital contributions to or investments in any Person (other than, with respect to this clause (C), (i) to or in an Acquired Entity (other than a Foreign Subsidiary); (ii) advances to directors, officers and other employees, in each case in the ordinary course of business consistent with past practices and extended payment terms or extensions of credits for Customers in the ordinary course of business consistent with past practices; (iii) investments in cash equivalents or short-term investments pursuant to cash management and treasury functions in the ordinary course of business consistent with past practice);

(m) other than in the ordinary course of business consistent with past practices, none of the Acquired Entities has entered into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership or alliance;

(n) other than the Merger, none of the Acquired Entities has taken any action to merge or consolidate any Acquired Entity with any third party or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Entity; or

(o) none of the Acquired Entities has entered into or agreed or committed to enter into a Contract to take any of the actions prohibited by this Section 3.5.

3.6 Real Property; Leaseholds.

(a) Owned Real Property. Neither the Company nor any of the Company Subsidiaries owns or has ever owned any real property, nor are any of them party to any agreement to purchase or sell any real property.

(b) Leased Real Property. Section 3.6(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Agreement Date, of all of the existing leases, subleases, licenses or other agreements pursuant to which any Acquired Entity uses or occupies, or has the right to use or occupy, now or in the future, any real property (the “Company Leases”). As of the Agreement Date, there are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Leased Real Property to any Person other than the Acquired Entities, and there is no Person in possession of any of the Leased Real Property other than the Acquired Entities. The Leased Real Property identified in Section 3.6(b) of the Company Disclosure Letter comprise all of the real property used in the business of the Acquired Entities.

3.7 Intellectual Property.

(a) Registered Intellectual Property Rights; Proceedings. Section 3.7(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all material Company Registered Intellectual Property Rights, including the jurisdictions in which each such Company Registered Intellectual Property Right has been issued or registered, or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each such item of Company Registered Intellectual Property Rights is (i) subsisting and, to the Knowledge of the Company, valid (or in the case of applications, applied for), and (ii) as of the Agreement Date, all registration, maintenance and renewal fees due in connection with such Company Registered Intellectual Property Rights have been paid and all documents, recordations and certificates required to be filed with the applicable patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property Rights, have been filed.

(b) Liens. The Acquired Entities own the Company Intellectual Property Rights free and clear of any Liens (other than Permitted Liens). Since January 1, 2015, none of the Acquired Entities has transferred to any third Person ownership of any Company Intellectual Property Rights that are or, as of the time of such transfer, were material to the business of any of the Acquired Entities, taken as a whole. Without limiting the generality of the foregoing, none of the Acquired Entities has granted partial or joint ownership of, any material Company Intellectual Property Rights to any third Person and there are no royalties, honoraria, fees or other payments payable by any Acquired Entity to any Person (other than salaries, fees and other consideration payable to employees, consultants and independent contractors not contingent on or related to use of their work product) for the ownership, use, possession, license-in, license-out, sale or disposition of any Company Intellectual Property Rights by any Acquired Entity. None of the execution, delivery or performance of this Agreement or the consummation of the Merger will result in the payment of any additional amounts or consideration by an Acquired Entity for the exercise of its respective rights under the Company Intellectual Property Rights pursuant to any Contracts of an Acquired Entity, other than ongoing fees, royalties or payments that the Company or any Company Subsidiary would otherwise be required to pay under such Contracts.

(c) Standards Organizations. There is no current obligation to grant or offer to any other Person any license or right to any material Company Intellectual Property Rights by virtue of any Acquired Entity’s membership in or contributions to any industry standards body or any similar organization.

(d) Proprietary Information Agreements. The Company and its Subsidiaries have and enforce a policy requiring each employee, consultant and contractor involved in the creation, invention or development of material Intellectual Property Rights for or on behalf of an Acquired Entity to execute a written assignment of rights to the Acquired Entity that, to the Knowledge of the Company, are valid and enforceable under applicable Law.

(e) No Legal Proceedings or Orders. No material Company Intellectual Property Rights included in the current Company’s Products is subject to any Legal Proceeding or outstanding order against any Acquired Entity, in effect as of the Agreement Date, prohibiting or materially restricting any Acquired Entity from using, transferring, or licensing of such Company Intellectual Property Rights.

(f) IP Contracts. Section 3.7(f) of the Company Disclosure Letter sets forth a true, correct and complete list of material Contracts in effect as of the Agreement Date pursuant to which (i) any Acquired Entity has granted a license to a third Person under any (x) Patent or (y) other material Company Intellectual Property Rights, other than (1) non-disclosure agreements entered in the ordinary course of business consistent with past practices; and (2) non-exclusive licenses granted by the Company (x) to its Customers, suppliers and vendors in connection with the design, manufacture, reproduction, marketing, sale, licensing, importation, distribution, provision or use of the Company Products or the products or services of such vendors or suppliers, in each case in the ordinary course of business consistent with past practices; or (y) otherwise in the ordinary course of business consistent with past practices as would not be material to the Acquired Entities, taken as a whole; or (ii) a third Person has licensed to any Acquired Entity any Intellectual Property Rights that are material to the operation of the business of the Company taken as a whole, excluding any (A) non-disclosure agreements entered in the ordinary course of business consistent with past practices; (B) non-exclusive licenses or related services Contracts for commercially available software, technology or Intellectual Property Rights that are not redistributed with, bundled with, or integrated into the Company Products; (C) any licenses to Open Source Materials; and (D) Contracts with employees or independent contractors for the assignment of, or license to, any Intellectual Property Rights, in each case entered into in the ordinary course of business consistent with past practices (all such Contracts that are, or are required to be, listed on Section 3.7(f) of the Company Disclosure Letter under clauses (i) and (ii) of this Section 3.7(f), the “IP Contracts”).

(g) Open Source Materials. To the Knowledge of the Company, none of the Acquired Entities has incorporated Open Source Materials into, or combined or distributed Open Source Materials with, the Company Intellectual Property Rights or currently shipping Company Products, or otherwise used Open Source Materials, in such a way that creates an obligation, as a condition of use, modification or distribution of such Open Source Materials, that any (i) material Company Source Code be (A) disclosed or distributed in source code form; (B) licensed for the purpose of making derivative works; or (C) redistributable at no charge; or (ii) licenses be granted with respect thereto under any Patents constituting material Company Intellectual Property Rights.

(h) Source Code. None of the Acquired Entities has disclosed, delivered or licensed to any Person, or agreed or obligated itself to disclose, deliver or license material Company Source Code to any third Person, other than on a confidential basis in connection with the design, manufacture, reproduction, marketing, sale, licensing, importation, distribution, provision or use of the Company Products in the ordinary course of business consistent with past practices. The consummation of the Merger will not result in the release from escrow of, or a grant, acceleration or modification of rights with respect to, any Company Source Code for the benefit of a third Person.

(i) No Infringement. To the Knowledge of the Company, the conduct of the business of the Acquired Entities, including the design, manufacture, reproduction, marketing, sale, licensing, importation, distribution, provision or use of any Company Products, does not infringe or misappropriate the Intellectual Property Rights of any third Person. None of the Acquired Entities has received any formal written opinion from their counsel regarding whether any current Company Product, or the operation of their respective businesses since January 1, 2015, does or does not infringe, misappropriate or violate any Intellectual Property Right of a third person. To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any material Company Intellectual Property Rights by any third Person.

(j) No Notice of Infringement. Since January 1, 2015, (i) none of the Acquired Entities has received written notice from any third Person alleging that such Acquired Entity is required to obtain a license under any Intellectual Property Right of a third Person or that any Company Product, or the operation of any Acquired Entity’s business, infringes or misappropriates the Intellectual Property Right of any third Person and (ii) none of the Acquired Entities has brought any Legal Proceeding against any third Person for infringement or misappropriation of any Company Intellectual Property Right.

(k) Privacy and Data Security. The Acquired Entities have complied in all material respects with all applicable Laws and their respective privacy policies relating to the collection, use, storage, disclosure, receipt and transfer of any personally identifiable information collected, accessed or obtained by or on behalf of the Acquired Entities. The Acquired Entities are in material compliance with their obligations, under Contracts to which any Acquired Entity is a party, relating to the collection, use, storage, disclosure, receipt and transfer of personally identifiable information. Since January 1, 2015, none of the Acquired Entities have received a material written complaint regarding privacy or data security matters with respect to the collection, use, storage, disclosure, receipt or transfer of personally identifiable information or any written notice alleging any breach of Contract or violation of applicable Laws by any Acquired Entity with respect to such activities. To the Knowledge of the Company, the Company’s Products do not contain code, bugs, defects, vulnerabilities or errors that (i) materially and adversely affect their use, functionality, security or performance; or (ii) are designed or intended to adversely affect the privacy or security of user data collected or processed by such products. To the Knowledge of the Company, since January 1, 2015, none of the Acquired Entities has experienced any material breach of security or other unauthorized access by third parties to their respective Trade Secrets or confidential information, including personally identifiable information in any Acquired Entity’s possession, custody or control. Without limiting the generality of the foregoing, the Acquired Entities have taken commercially reasonable steps to protect and preserve the security and confidentiality of their Trade Secrets and material confidential information, including personally identifiable information, including through the implementation of commercially reasonable administrative, electronic and physical safeguards.

3.8 Contracts.

(a) Identification of Material Contracts. Section 3.8(a) of the Company Disclosure Letter lists each Material Contract. The Company has made available to Parent a true, correct and complete copy of each Material Contract, including any amendments thereto (in each case as in effect as of the Agreement Date).

(b) Validity. Each Material Contract is legal, valid and binding obligation of the Company or a Company Subsidiary and, to the Knowledge of the Company, of the other party or parties thereto, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Violation. None of the Acquired Entities has materially violated or breached, or is in default under, any Material Contract, and to the Knowledge of the Company, no other Person has materially violated or breached, or is in default under, any Material Contract.

3.9 Large Customers; Large Suppliers.

(a) Large Customers. As of the Agreement Date, neither the Company nor any Company Subsidiary has any outstanding material dispute concerning the Company Products with any Large Customer. Each Large Customer is listed on Schedule 3.9(a) of the Company Disclosure Letter. From January 1, 2017, to the Agreement Date, neither the Company nor any Company Subsidiary has received any written, or, to the Knowledge of the Company, oral notice from any Large Customer to the effect that such Large Customer will not continue as a Customer of, or intends to terminate or materially modify its business relationship with the Company or any Company Subsidiary after the Closing, or that such Large Customer intends to terminate existing Contracts with the Company or any Company Subsidiary or materially reduce the amount paid to the Company or any Company Subsidiary for Company Products. From January 1, 2017, to the Agreement Date, neither the Company nor any Company Subsidiary has had Company Products returned by a Large Customer except for normal warranty returns consistent with past history.

(b) Large Supplier Matters. Neither the Company nor any Company Subsidiary has any outstanding material dispute with a Large Supplier concerning the products or services provided by that Large Supplier. Each Large Supplier is listed on Schedule 3.9(b) of the Company Disclosure Letter. From January 1, 2017 to the Agreement Date, neither the Company nor any Company Subsidiary has received any written notice of termination of any existing Contracts with any Large Supplier.

3.10 Compliance with Laws; Export Control Laws.

(a) Compliance with Laws. Each of the Acquired Entities is, and has at all times since January 1, 2015, to the Agreement Date, been, in compliance with all Laws applicable to the Acquired Entities in all material respects. No representation or warranty is made in this Section 3.10 with respect to (i) compliance with Laws pertaining to privacy and personally identifiable information, which is exclusively addressed by Section 3.7; (ii) compliance with export controls matters, which is exclusively addressed by Section 3.9(b); (iii) compliance with anti-corruption Laws, which is exclusively addressed by Section 3.10; (iv) compliance with applicable Tax laws, which is exclusively addressed by Section 3.12; (v) compliance with ERISA and other Laws relating to employee benefits, which is exclusively addressed by Section 3.13; (vi) compliance with labor law matters, which is exclusively addressed by Section 3.13; and (vii) compliance with environmental matters and Environmental Laws, which is exclusively addressed by Section 3.15.

(b) Export Control Laws. Each of the Acquired Entities, at all times since January 1, 2015, to the Agreement Date, complied with, and has conducted its export transactions in compliance with, all Export Control Laws, including, as applicable, the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations maintained by the U.S. Department of State (the “State Department”), and any other applicable Sanctions. The Company represents that none of the Company, the Company Subsidiaries or, to the Knowledge of the Company, their respective employees, and, to the Knowledge of the Company, none of their respective agents or other person acting on behalf of the Company or any Company Subsidiary in their transactions conducted on behalf of the Company or any of the Company Subsidiaries has, directly or indirectly, sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or person prohibited by applicable Laws of the United States, without obtaining any authorization from the competent Governmental Authorities that is required by applicable Law. Neither the Company nor the Company Subsidiaries export any equipment, products, software, systems, or technical data that are controlled under the International Traffic in Arms Regulations (22 C.F.R. §§ 120–130) or the Export Administration Regulations (15 C.F.R. §§ 730–774), except for items that are properly classified under EAR99. None of the Company, any Company Subsidiary, any employee of the Company or any Company Subsidiary, or, to the Knowledge of the Company, any agents or other person acting on behalf of the Company or any Company Subsidiary is designated as a Sanctioned Person. Since January 1, 2015, neither the Company nor any of the Company Subsidiaries has engaged in any transaction with any Sanctioned Person.

(c) No Legal Proceedings Related to Export Control Laws. Since January 1, 2015, to the Agreement Date, there have been, and are, (i) no pending or, to the Knowledge of the Company, threatened Legal Proceedings against the Acquired Entities alleging a violation of the Export Control Laws, or (ii) internal investigations, third-party investigations (including by any Governmental Authority or any state-owned or controlled entity), internal or external audit, or internal or external report that involves any allegation or information concerning possible violations of any Laws applicable to the Company or the Company Subsidiaries.

3.11 Compliance with Anti-Corruption Laws. Since January 1, 2015, none of the Company, any Company Subsidiary or any employee of the Company or any Company Subsidiary has, and, to the Knowledge of the Company, no agent or other person acting on behalf of the Company or any Company Subsidiary has, directly or indirectly: (a) made or agreed to make any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; (b) made or agreed to make any bribe, payoff, influence payment, kickback or other similar unlawful payment; or (c) violated any provision of the FCPA or any other applicable Laws relating to anti-corruption or anti-bribery.

3.12 Governmental Authorizations. As of the Agreement Date, each of the Acquired Entities holds, to the extent legally required, all Governmental Authorizations necessary to enable such Acquired Entity to conduct its business in the manner in which such business is currently conducted by such Acquired Entity in all material respects. As of the Agreement Date, none of the Acquired Entities has received any communication in writing from any Governmental Authority regarding any asserted failure by it to have obtained any such Governmental Authorization. As of the Agreement Date, none of the Acquired Entities has received any communication in writing from any Governmental Authority alleging any violation of any Governmental Authorizations that remains outstanding, or suffered any suspension or cancellation of any Governmental Authorizations that was material to the Company or any Company Subsidiary.

3.13 Tax Matters.

(a) Timely Filings. The Acquired Entities have (i) timely filed (taking into account valid extensions) all income and other material Tax Returns required to be filed by any of them and (ii) paid, or have reserved in accordance with GAAP for the payment of, all material Taxes that are required to be paid, and the most recent financial statements contained in the Company SEC Documents reflect a reserve in accordance with GAAP for all material Taxes accrued but not then payable by the Acquired Entities through the date of such financial statements.

(b) No Waivers. None of the Acquired Entities has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired.

(c) Withholding. The Acquired Entities have withheld with respect to their employees and other third Persons all material United States federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be withheld, and have timely paid over any material amounts so withheld to the appropriate Tax authority.

(d) No Audits. No audits or other examinations with respect to Taxes of the Acquired Entities are presently in progress or have been asserted or proposed in writing and have not been resolved.

(e) Section 355. None of the Acquired Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code in the last two years.

(f) Absence of Certain Tax Agreements. The Acquired Entities will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to a transaction occurring on or prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing; (v) election under Section 108(i) of the Code made on or prior to the Closing; or (vi) prepaid amount received outside the ordinary course of business on or prior to the Closing.

(g) Transfer Pricing. The Acquired Entities are in substantial compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(h) Sections 6662 or 6111. None of the Acquired Entities has consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(i) No Listed Transactions. None of the Acquired Entities has participated in, and is currently participating in, a “Listed Transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(j) No Tax Sharing. None of the Acquired Entities (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation (A) entered into in the ordinary course of business consistent with past practices the primary purpose of which is unrelated to Taxes or (B) solely by and among any of the Acquired Entities; or (ii) has any material liability for the Taxes of any Person other than the Acquired Entities pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

3.14 Employee and Labor Matters; Benefit Plans.

(a) Company Benefit Plans. Section 3.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Agreement Date, of each Company Benefit Plan. With respect to each Company Benefit Plan other than an International Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of: (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Benefit Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Company Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iii) the plan documents and the most recent summary plan description; (iv) any related trust agreements; and (v) any material correspondence within the past three years to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Company Benefit Plan. With respect to each Company Benefit Plan that is maintained primarily for the benefit of any current or former employee or director of the Acquired Entities based outside of the United States (the “International Employee Plans”), to the extent applicable, the Company has made available to Parent true, correct and complete copies of (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (B) the most recent document, if any, comparable to the determination letter referenced pursuant to clause (ii) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable tax treatment.

(b) Absence of Certain Plans. Neither the Company nor any of its ERISA Affiliates has ever maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a defined benefit pension plan or plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Compliance of Company Benefit Plans. Each Company Benefit Plan has been maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.

(d) Absence of Welfare Benefit Plan Features. No Company Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits to any retired, former or current employees of the Company or any of its ERISA Affiliates, except as may be required by Section 4980B of the Code or any similar Law.

(e) Section 280G. No amount, payment or benefit that that could be, has been or will be received (whether in cash or property or the vesting of equity or property or the cancellation of indebtedness) by any “disqualified individual” within the meaning of Section 280G of the Code could be characterized as a parachute payment within the meaning of Section 280G of the Code.

(f) Section 409A. Each Company Benefit Plan maintained or sponsored by the Company has been operated in all material respects in material compliance with Section 409A of the Code. No Acquired Entity has any indemnity or gross-up obligation for any excise taxes or penalties or interest imposed or accelerated under Section 409A or Section 4999 of the Code.

(g) International Employee Plans. To the Knowledge of the Company, each International Employee Plan has been established, maintained and administered in accordance with its terms and conditions and with the requirements prescribed by any applicable Laws in all material respects. Furthermore, no International Employee Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued.

(h) Union Matters. No Acquired Entity is a party to any collective bargaining agreement, labor union contract, works council contract or trade union agreement. To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Acquired Entities with regard to their employment with the Company or any of the Company Subsidiaries. No collective bargaining agreement, labor union contract or trade union agreement is being negotiated by the Company or any of the Company Subsidiaries. There is no strike, lockout, slowdown, or work stoppage against the Company or any of the Company Subsidiaries pending or, to the Knowledge of the Company, threatened directly against the Company or any of the Company Subsidiaries.

(i) No Acceleration. Except as described in Section 3.14(i) of the Company Disclosure Letter or as provided in Section 2.8, the execution and delivery of this Agreement and the consummation of the Merger will not either alone or in combination with any other event, (i) result in any payment becoming due, accelerate the time of payment or vesting of benefits, satisfy one of the stated conditions for the payment or provision of benefits (such as in a “double-trigger” severance or acceleration agreement) or materially increase the amount of compensation due to any employee under any Company Benefit Plan; (ii) result in any forgiveness of Indebtedness, trigger any funding obligation under any Company Benefit Plan; (iii) result in any gross-up or obligate the Company or any successor to provide a gross-up; or (iv) result in any limitation or restriction on the right of the Company or any Subsidiary to merge, amend or terminate any of the Company Benefit Plans (other than ordinary and customary administrative charges and notice provisions).

(j) Employment. Each current employee providing services in the United States is providing such services on an at-will basis and such employee’s employment may be terminated by the Acquired Entities without notice and without liability to the Acquired Entities or any successor thereto. Each current employee of the Acquired Entities providing services outside of the United States may have his or her employment terminated in accordance with the corresponding employment contracts of such employee and local laws.

(k) Classification. Individuals who are or were performing services as an employee or as a consultant of the Acquired Entities have been classified correctly in all material respects by the Company or the Company Subsidiaries as either “independent contractors” (or comparable status in the case of any of its Foreign Subsidiaries) or “employees” as the case may be.

(l) Employment Law Compliance. To the Knowledge of the Company, the Acquired Entities have complied in all material respects with applicable Laws with respect to employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, tax withholding, discrimination in employment, employee health and safety, and collective bargaining).

3.15 Environmental Matters. Except as would not be material to the Acquired Entities, taken as a whole, none of the Acquired Entities (a) has received any written notice alleging that any Acquired Entity has violated any applicable Environmental Law; (b) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances in violation of any applicable Environmental Law; (c) has exposed any employee to Hazardous Substances in violation of any applicable Environmental Law; (d) has violated any Environmental Law or (e) has been or is a party to or has been or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding that is (i) alleging the noncompliance by any Acquired Entity with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law. Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in this Section 3.15 are the sole representations and warranties made by the Company in this Agreement with respect to environmental matters and Environmental Laws.

3.16 Insurance. Except as would not be material to the Acquired Entities, taken as a whole, each of the insurance policies maintained by the Company is in full force and effect and, in the aggregate, the insurance policies maintained by the Company provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Acquired Entities operate, and are sufficient to comply with applicable Laws in all material respects. As of the Agreement Date, none of the Acquired Entities has received any written notice or other written communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of the Company, there is no pending material workers’ compensation or other material claim under or based upon any insurance policy of any of the Acquired Entities.

3.17 Transactions with Affiliates. Between the date of the Company’s last proxy statement filed with the SEC and the Agreement Date, except for compensation or other employment arrangements in the ordinary course of business consistent with past practices, and not including any wholly owned Company Subsidiary, no event has occurred or is currently proposed that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.18 Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the Agreement Date, there is no Legal Proceeding pending, or, to the Knowledge of the Company, threatened against (i) the Acquired Entities; or (ii) any officer or director of the Acquired Entities in such individual’s capacity as such. From January 1, 2016, to the Agreement Date, (A) no Legal Proceeding against any third party has been brought by the Company or any Company Subsidiary; and (B) neither the Company nor any Company Subsidiary has threatened in writing a Legal Proceeding against any third party.

(b) No Prohibitive Orders. As of the Agreement Date, there is no order against the Acquired Entities that would prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.19 Authority; Binding Nature of Agreement. The Company has all necessary corporate right, power and authority to enter into and to perform its obligations under this Agreement and, assuming that the Requisite Stockholder Approval is obtained, to consummate the Merger. The execution and delivery of this Agreement by the Company and, assuming that the Requisite

Stockholder Approval is obtained, the consummation by the Company of the Merger has been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or (other than the filing of the certificate of merger with the Secretary of State of the State of Delaware) the consummation by the Company of the Merger. The Company Board (at a meeting duly called and held) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth in this Agreement; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Merger upon the terms and conditions set forth in this Agreement; (iii) directed that adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company; and (iv) resolved to recommend that the Company Stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.20 Inapplicability of Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub set forth in Section 4.5 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger.

3.21 Vote Required. The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote thereon at the Company Stockholders Meeting is the only vote required of the holders of capital stock of the Company to adopt this Agreement and approve the Merger (the “Requisite Stockholder Approval”).

3.22 Non-Contravention; Governmental Consents.

(a) Non-Contravention. None of: (i) the execution, delivery or performance of this Agreement; or (ii) assuming that the Requisite Stockholder Approval is obtained, the consummation of the Merger will (A) contravene, conflict with or result in a violation of any of the provisions of the Charter or Bylaws; (B) assuming compliance with the matters referred to in Section 3.22(b), and in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, conflict with in any respect, or result in a violation of, any Law applicable to the Acquired Entities as of the Agreement Date or by which any of their respective properties or assets are bound; (C) contravene or conflict with in any respect, or result in a violation or breach of, or result in a default under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration of, any Material Contract; or (D) result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties, assets or rights of the Company or any of the Company Subsidiaries, except in each of the case of each of clauses (B), (C) and (D) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

(b) Governmental Consents. Except as may be required by the Exchange Act, the Securities Act, state securities or “blue sky” laws, the DGCL, and the rules and regulations of Nasdaq, and, assuming that the Requisite Stockholder Approval is obtained, none of the Acquired Entities is be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Authority in connection with the Merger.

3.23 Financial Advisor. Except for the Company Financial Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who is entitled to any financial advisor, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

3.24 Fairness Opinion. The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the considerations, limitations, qualifications and other matters set forth therein, the consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub or their respective Affiliates) in the Merger is fair to such holders from a financial point of view. As of the Agreement Date, such opinion has not been withdrawn, revoked or modified.

3.25 Transaction Expenses. The Company and the Company Subsidiaries are not required to pay any fees or other amounts to any advisor, including the Company Financial Advisor, or consultant in connection with this Agreement, the transactions contemplated thereby and the Merger (collectively, the “Transaction Expenses”) other than as set forth in Section 3.25 of the Company Disclosure Letter.

3.26 Related Party Transactions. As of the Agreement Date, there are no outstanding amounts payable to or receivable from, or advances by any Acquired Entity to, and no Acquired Entity is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of the shares of capital stock of any Acquired Entity or any director, officer, employee or affiliate of any Acquired Entity, or to any relative of any of the foregoing, except for employment or compensation arrangements with directors, officers and employees made in the ordinary course of business consistent with past practice.

3.27 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The Company, on behalf of itself and the Company Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(i) None of Parent, Merger Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub, their Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by Parent or Merger Sub, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Merger Sub, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Parent or Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. The Company, on behalf of itself and the Company Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied; or

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management whether prior to or after the Agreement Date or in any other forum or setting; or the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as of the Agreement Date as follows:

4.1 Valid Existence, etc.

(a) Valid Existence. Parent is a corporation, duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of its jurisdiction of incorporation. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Power and Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to (i) conduct its business in a manner in which its business is currently being conducted; and (ii) own and use its assets in the manner in which its assets are currently owned and used.

4.2 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has all necessary corporate right, power and authority to enter into and to perform its obligations under this Agreement and consummate the Merger. The execution, delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and their respective boards of directors (or comparable governing bodies), and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to (i) authorize the execution, and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger (other than the filing of the certificate of merger with the Secretary of State of the State of Delaware). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Non-Contravention; Governmental Consents.

(a) Non-contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of Parent or Merger Sub; (ii) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, or result in a contravention or conflict with any such Contract; or (iii) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except in the case of clauses (ii) and (iii) above, for such violations, conflicts or defaults that would not have a Parent Material Adverse Effect.

(b) Governmental Consents. Except as may be required by the Exchange Act, the Securities Act, state securities or “blue sky” laws, the DGCL, none of the Acquired Entities is be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Authority in connection with the Merger.

4.4 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission or expense reimbursement in connection with the Merger payable by any Acquired Entity based upon arrangements made by or on behalf of Parent and Merger Sub.

4.5 No Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

4.6 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Merger, Merger Sub has not incurred any obligations or liabilities, has not engaged in any business or activities of any type or kind whatsoever, and has not entered into any Contracts or arrangements with any Person. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

4.7 Legal Proceedings. As of the Agreement Date, there is no pending Legal Proceeding, and, to the Knowledge of Parent, no Person has threatened to commence any Legal Proceeding against Parent or Merger Sub that would have a Parent Material Adverse Effect.

4.8 No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would have a Parent Material Adverse Effect.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger.

4.10 Financing.

(a) Sufficient Resources. Assuming the consummation of the Financing, funds available to Parent as of the Closing (including funds on hand of Parent and of the Company and their respective Subsidiaries and the net proceeds of the Financing), are sufficient to (i) make all cash payments payable at Closing pursuant to Article II in connection with or as a result of the Merger; (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to, any credit agreements of the Company that are disclosed in Section 3.5(f) of the Company Disclosure Letter; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger and the Financing that are, in the case of fees and expenses of the Company, disclosed in Section 3.25 of the Company Disclosure Letter (such amounts described in clauses (i) through (iii), the “Required Amount”).

(b) Cash. As of the Agreement Date, the cash and cash equivalents (including short-term investments) (determined in accordance with GAAP) of Parent and its Subsidiaries is at least $7,500,000, of which none is restricted cash (determined in accordance with GAAP) and not more than $200,000 is held by Subsidiaries of Parent that are “controlled foreign corporations” within the meaning of the Code.

4.11 Absence of Stockholder and Management Arrangements. As of the Agreement Date, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of the Company Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of the Company Subsidiaries, businesses or operations (including as to continuing employment) from and after the

Effective Time; or (b) pursuant to which any (A) holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (B) holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (C) Person has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.12 Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. As of the Effective Time, assuming the satisfaction of the conditions set forth in Article VII, the accuracy of the representations and warranties of the Company set forth in Article III and the consummation of the Financing, immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent.

4.13 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i) neither the Company nor any of the Company Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, the Company Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company, any of the Company Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, the Company Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement, or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of the Company Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including (A) any materials or information made available in the virtual data room hosted by or on behalf of the Company in connection with the Merger; (B) in connection with presentations by or discussion with the Company’s management (whether prior to or after the Agreement Date); or (C) in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; or (c) as approved in writing (including by email) by Parent, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will, and will cause each of the Company Subsidiaries to, (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business consistent with past practices; and (iii) use its reasonable best efforts to (A) preserve intact its material assets, properties, Contracts and business organizations; (B) keep available the services of its current officers and key employees; and (C) preserve the current relationships with material Customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with whom the Company or any of the Company Subsidiaries has business relations, in each case solely to the extent that the Company has not, as of the Agreement Date, already notified such third Person of its intent to terminate those relationships.

5.2 Forbearance Covenants. Except (A) as set forth in Section 5.2 of the Company Disclosure Letter; (B) as approved in writing (including by email) by Parent (it being understood that Parent will not unreasonably withhold, condition or delay its consent to take (or refrain from taking) any action contemplated by Section 5.2(h), Section 5.2(j), Section 5.2(q), Section 5.2(t), Section 5.2(y) and, solely with respect to the foregoing clauses, Section 5.2(z)); or (C) as expressly required by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will not, and will not permit any of the Company Subsidiaries, to:

(a) declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of its capital stock (other than consolidated cash management transfers among the Acquired Entities, the net effect of which does not change the consolidated cash balance of the Acquired Entities), or repurchase, redeem or otherwise reacquire any of its shares of capital stock or other securities or rights, warrants or options to acquire any such shares or securities of the Company, other than: (i) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Equity Plans; and (iii) the acquisition by the Company of Company Options or Company Restricted Stock in accordance with their terms in effect as of the Agreement Date in connection with the forfeiture of such awards;

(b) sell, issue, grant, authorize the issuance or grant of, or materially amend the terms of any: (i) capital stock or other security; (ii) option, restricted stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (iii) instrument convertible into or exchangeable for any capital stock or other security, in each case whether issued pursuant to an Company Equity Plan or not (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the Agreement Date or the vesting or settlement of Company RSUs);

(c) split, divide, subdivide, combine, consolidate or reclassify any shares of its capital stock or other securities (including all Company Securities), or issue or authorize the issuance of any securities in lieu of or in substitution for shares of its capital stock or other securities (including all Company Securities);

(d) except as otherwise stated in Section 2.8, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option or equity compensation plans (including the Company Equity Plans), any provision of any agreement evidencing any outstanding Company Options, any outstanding Company RSUs, or otherwise modify any of the terms of any outstanding equity-based compensation award or other security or any related Contract;

(e) adopt, approve or implement any stockholder rights plan (or similar plan commonly referred to as a “poison pill”), tax benefits preservation plan (or similar plan), or related agreement, other than to expressly permit the transactions contemplated hereby under the NOL Plan;

(f) amend or permit the adoption of any amendment to its organizational documents, or acquire or enter into an agreement to acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person (other than (A) to or in an Acquired Entity or (B) for employee loans or advances of travel and reasonable business expenses and extended payment terms for Customers, in each case subject to applicable Laws and only in the ordinary course of business consistent with past practices);

(g) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any other Entity;

(h) make any capital expenditure, except that the Acquired Entities may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Entities during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, do not exceed $150,000 in the aggregate in any given three month period, commencing from the Agreement Date;

(i) other than in the ordinary course of business consistent with past practices, terminate, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract or any other Contract that, if in effect as of the Agreement Date, would constitute a Material Contract, it being understood that the restrictions set forth in this clause (i) shall not prohibit the Company and the Company Subsidiaries from renewing or entering into Contracts with Customers that would by their terms generate revenue for the benefit of the Company or any of the Company Subsidiaries to the extent that the renewal or entering into of such Contract is done in the ordinary course of business consistent with past practices and in a manner and on terms that are consistent in all material respects with the past practices of the Company;

(j) (i) acquire, lease or license any material right or asset (including any Intellectual Property Rights) from any other Person; (ii) sell or otherwise dispose of, or lease or license, any material right or asset to any other Person; or (iii) waive or relinquish any right, except in case of each of (i), (ii) and (iii) above, for (A) non-exclusive licenses of commercially available, “off-the-shelf” software in the ordinary course of business consistent with past practices; (B) non-exclusive licenses of Company Intellectual Property Rights to Customers in the ordinary course of business consistent with past practices; and (C) leases, which are addressed in subsection (k) below;

(k) enter into any Contract to purchase or sell any interest in real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property, or alter, amend, modify, violate or terminate any of the terms of any Company Lease, in each case including renewals of existing Company Leases;

(l) repurchase, prepay or incur any Indebtedness for borrowed money or guaranteed any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities or other Indebtedness of the Company or any of the Company Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than a wholly owned Subsidiary of such Acquired Entity); or enter into any arrangement having the economic effect of any of the foregoing;

(m) except as required by applicable Law or GAAP, write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other Indebtedness;

(n) make any pledge of any of its assets or otherwise permit any of its assets to become subject to any liens (other than Permitted Liens), except as such pledges and liens relate to immaterial assets made in the ordinary course of business and consistent with past practices;

(o) (i) adopt, establish or enter into any Company Benefit Plan; (ii) except as otherwise stated in Section 2.8 or as required by applicable Laws, cause or permit any Company Benefit Plan to be amended in any material respect or terminated, or waive any rights under, or permit the acceleration of vesting under any provision of any Company Benefit Plan; (iii) make any contribution to any Company Benefit Plan, other than contributions required by applicable Laws, the terms of such Company Benefit Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practices; or (iv) grant or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, or grant any rights to receive severance, termination, retention or tax gross up compensation or benefits to, any of its current or former directors, officers or employees;

(p) (i) hire any employee at the level of director or above; (ii) hire any employee with an annual base salary in excess of $150,000; (iii) promote any employee to a level of director or above; or (iv) terminate any employee (except for “cause”);

(q) change any of its pricing policies, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies in a manner that is material to the business of the Acquired Entities or otherwise engage in any of the following activities in any manner that is outside the ordinary course of business consistent with past practices: (i) any promotional sales or discount activity with any Customers with the intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters; (ii) any practice that would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters; (iii) any practice that would have the effect of postponing to subsequent fiscal quarters any payments by the Company or any of the Company Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter); or (iv) any other promotional sales or discount activity in a manner outside the ordinary course of business consistent with past practices;

(r) change any of its methods of accounting or accounting practices or internal controls (including internal controls over financial reporting) in any material respect, in each case except for any such change required by a change in GAAP or applicable Law;

(s) except as otherwise required by applicable Laws, (i) prepare or file any income or other material Tax Return or make any Tax election, in each case, that is inconsistent with past practices; (ii) settle or otherwise compromise any claim, notice, audit report or assessment relating to any Tax, enter into any closing agreement or similar agreement relating to any Tax, or otherwise settle any dispute relating to any Tax; (iii) request any ruling or similar guidance with respect to Taxes; or (iv) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of any material Tax;

(t) commence or settle any Legal Proceeding;

(u) enter into any material transaction with any of its Affiliates (other than the Company and any Company Subsidiary), other than pursuant to written arrangements in effect on the Agreement Date and set forth in the Company Disclosure Letter;

(v) other than in the ordinary course of business consistent with past practices, enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership or alliance;

(w) except in connection with actions permitted by Section 5.3, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except, in each case, for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the Merger;

(x) incur or pay (i) any Transaction Expenses to Persons not specified on Section 3.25 of the Company Disclosure Letter without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to the addition of advisors not specified on Section 3.25 of the Company Disclosure Letter); or (ii) any Transaction Expenses in excess of (A) in the case of the Company Financial Advisor, the amount required to be paid by the Company under the engagement letter with the Company Financial Advisor in the form provided to Parent, as set forth in Section 3.25 of the Company Disclosure Letter; and (B) in the case of other advisors identified in Section 3.25 of the Company Disclosure Letter, such advisors’ regular hourly rates as in effect from time to time;

(y) pay any liability in advance of the date on which it is due and payable in accordance with its terms other than in the ordinary course of business; or

(z) agree or commit to take, or authorize, any of the actions prohibited by this Section 5.2.

5.3 No Solicitation.

(a) No Solicitation or Negotiation. Subject to the terms of Section 5.3(b), from the Agreement Date until the earlier to occur of the (i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time, the Company will cease and cause to be terminated any discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any Person and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) relating to an Acquisition Transaction. Unless the Company has already so requested prior to the Agreement Date, promptly following the Agreement Date, the Company will request that each Person (other than Parent and its Representatives) that has, prior to the Agreement Date, executed a confidentiality agreement in connection with its consideration of an Acquisition Transaction, promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of the Company or the Company Subsidiaries prior to the Agreement Date. Subject to the terms of Section 5.3(b) and Section 5.3(d), from the Agreement Date until the earlier to occur of the

(i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time, the Company and the Company Subsidiaries, and their respective directors and executive officers, will not, and the Company will not authorize or direct any of its or the Company Subsidiaries’ employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any of their respective designees) any non-public information relating to the Company or any of the Company Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of the Company Subsidiaries (other than Parent, Merger Sub or any of their respective designees), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate, or engage in discussions or negotiations, with any Person with respect to an Acquisition Proposal or with respect to any inquiries from third Persons relating to the making of, or that would reasonably be expected to lead to, an Acquisition Proposal (other than only informing such Persons of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. From the Agreement Date until the earlier to occur of the (i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time, the Company will not be required to enforce, and following prior notice to Parent (including providing the identity of any Person requesting such waiver), will be permitted to waive, any provision of any standstill or confidentiality agreement to the extent (and only to the extent) that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof) without any public disclosure thereof (except as required by the rules of the SEC in the Proxy Statement).

(b) Superior Proposals. Notwithstanding anything to contrary in this Section 5.3, from the Agreement Date until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Company Financial Advisor), following the execution of an Acceptable Confidentiality Agreement, (i) participate or engage in discussions or negotiations with; (ii) furnish any non-public information relating to the Company or any of the Company Subsidiaries to; or (iii) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of the Company Subsidiaries to, in each case, any Person or its Representatives that has made or delivered to the Company a written Acquisition Proposal after the Agreement Date that was not solicited in breach of this Section 5.3, but only if the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a

Superior Proposal; and (B) the failure to take the actions contemplated by this Section 5.3(b) would be reasonably expected to be inconsistent with its fiduciary duties pursuant to applicable Law. In connection with the foregoing, the Company will (1) provide written notice to Parent immediately following the Company Board’s determination referred to in the prior sentence; and (2) substantially contemporaneously make available to Parent any non-public information concerning the Company and the Company Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the Agreement Date may the Company Board (or a committee thereof):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent; (B) adopt, approve or recommend an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days of the occurrence of a material event or development, or of any public disclosure regarding any Acquisition Proposal, and after Parent so requests in writing (or, if the Company Stockholder Meeting is scheduled to be held within 10 Business Days, then within one Business Day after Parent so requests in writing); (D) take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 5:30 p.m., Eastern time, on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3, subject to compliance with the reaffirmation request referred to in clause (C)); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”), it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal; (2) the delivery in itself by the Company to Parent of any notice contemplated by Section 5.3(d); or (3) the public disclosure in itself of the items in clauses (1) and (2) if and to the extent required by applicable Law will constitute a Company Board Recommendation Change or violate this Section 5.3; or

(ii) cause or permit the Company or any of the Company Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i) other than in connection with a written Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be reasonably expected to be inconsistent with its fiduciary duties pursuant to applicable Law if and only if:

(A) the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board (or a committee thereof) has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will describe the Intervening Event in reasonable detail; and

(B) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such four Business Day period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a duly authorized committee thereof) no longer determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be reasonably expected to be inconsistent with its fiduciary duties pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); or

(ii) if the Company has received a written Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

(A) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be reasonably expected to be inconsistent with its fiduciary duties pursuant to applicable Law;

(B) the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal and with respect to the party making such Acquisition Proposal; and

(C) (1) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a duly authorized committee thereof) has (a) received a written Acquisition Proposal that has not been withdrawn; (b) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (c) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this

Section 5.3(d)(ii), which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal, the material terms of such Acquisition Proposal and include copies of all relevant documents relating to such Acquisition Proposal; and (2) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have (a) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (b) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (i) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(C) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being two Business Days); and (ii) at the end of the Notice Period, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel) reaffirmed its determination that such Acquisition Proposal is a Superior Proposal.

(e) Notice to Parent. From the Agreement Date until the earlier to occur of the (i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time, the Company will promptly (and, in any event, by 24 hours from the receipt thereof) notify Parent in writing if any Acquisition Proposal, or inquiry from any Person or Group related to making a potential Acquisition Proposal, is, to the Knowledge of the Company (which, for all purpose of this clause (e), will be deemed to include each member of the Company Board and will not be deemed to be only as of the Agreement Date), received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such proposal, inquiry, request or offer; and (ii) a summary of the material terms and conditions of such proposal, inquiry, request or offer and, if writing, a copy thereof, together with all documents provided therewith. Thereafter, the Company must keep Parent reasonably informed, by providing notice within 24 hours after obtaining Knowledge thereof, of any changes in the status and terms of any such offers or proposals (including any updates or amendments thereto) and the status of, and any material developments with respect to, any such discussions or negotiations.

(f) Permitted Disclosures. So long as the Company Board (or a committee thereof) expressly reaffirms the Company Board Recommendation in such disclosure and public statement (other than in a customary “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act):

(i) nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, in each case in response to a tender offer, but, except as otherwise permitted under Section 5.3, such disclosure must be limited to: (A) making a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company

Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) an express rejection of any applicable Acquisition Proposal complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (C) informing any Person of the existence of the provisions contained in this Section 5.3; and

(ii) it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a duly authorized committee thereof) that (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person or Group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(g) Breach by Representatives. Any action taken by a Company Subsidiary, or by a Representative of the Company or a Company Subsidiary, that, if taken by the Company, would constitute a breach of this Section 5.3 will be deemed to constitute a breach by the Company for purposes of Section 5.3(b).

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, subject to the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Efforts; Required Actions and Forbearance.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, the Merger, including by using reasonable best efforts to:

(i) cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (A) seek to obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (B) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii) with respect to the Company, if requested by, and in consultation with, Parent or Merger Sub, (A) seek to obtain all consents, waivers and approvals and (B) deliver all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger.

(b) Forbearance of Certain Actions. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that is intended to or that would reasonably be expected to have the effect of requiring any consent, waiver, approval, order or authorization from any Governmental Authority for the transactions contemplated by this Agreement if obtaining such consents, waivers, approvals, orders or authorizations would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1(b).

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither Parent, the Company nor any of their respective Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

6.2 Proxy Statement and Other Required SEC Filings.

(a) Preparation. Promptly after the execution of this Agreement, the Company will prepare (with Parent’s reasonable cooperation) and file with the SEC a preliminary proxy statement to be sent to the Company Stockholders in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements, the “Proxy Statement”). The Company will use it reasonable best efforts to file the Proxy Statement within 10 Business Days of the Agreement Date. The Company will not file the Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration all reasonable additions, deletions or changes suggested by Parent or its counsel. Prior to filing the Proxy Statement, the Parties will cause their respective legal counsel to discuss and use their respective reasonable best effort to resolve all disagreements related to the content of the Proxy Statement. Unless there has been a Company Board Recommendation Change in compliance with Section 5.3, the Company will (i) include the Company Board Recommendation in the Proxy Statement; and (ii) use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. Promptly, and in any event within two Business Days following the (A) confirmation by the SEC that it has no further comments or (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, the Company will cause the Proxy Statement in definitive form to be mailed to the Company Stockholders.

(b) Mutual Assistance. Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.

(c) SEC Correspondence. The Parties will notify each other as promptly as practicable of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof.

(d) No Amendments to Proxy Statement. Except to the extent required by applicable Law in connection with a Company Board Recommendation Change or thereafter, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

(e) Other Required Company Filings. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Except in the case of an Other Required Company Filing made in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested by Parent or its legal counsel. Except as provided in the prior sentence, prior to filing any Other Required Company Filing, the Parties will cause their respective legal counsel to discuss and use their respective reasonable best effort to resolve all disagreements related to the content of such Other Required Company Filing.

(f) Other Required Parent Filings. If Parent or Merger Sub determines that it is required to file any document with the SEC as a result of the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will use their respective reasonable best efforts to promptly prepare and file such Other

Required Parent Filing with the SEC. Parent and Merger Sub will cause any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent nor Merger Sub may file any Other Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested by the Company or its legal counsel. Except as provided in the prior sentence, prior to filing any Other Required Parent Filing, the Parties will cause their respective counsel to discuss and use their respective reasonable best effort to resolve all disagreements related to the content of such Other Required Parent Filing.

(g) Accuracy; Supplied Information.

(i) Company. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Parent Filings will not, at the time that such Proxy Statement or Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii) Parent. On the date of filing, no Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.3 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. The Company will take all action necessary in accordance with applicable Law, the Charter and the Bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (including any adjournment, postponement or other delay thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of (i) seeking the Requisite Stockholder Approval; and (ii) in accordance with Regulation 14A under the Exchange Act, seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger. The Company shall consult with Parent regarding the date of such record date for the Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the 20th Business Day, and shall convene and hold the Company Stockholder Meeting no later than the 30th Business Day, following the mailing of the Proxy Statement to the Company Stockholders. Unless and until the Company Board (or a committee thereof) has made a Company Board Recommendation Change, the Company will (A) submit this Agreement for adoption by the Company Stockholders at the Company Stockholder Meeting; and (B) use its reasonable best efforts to solicit (or cause to be solicited) from the Company Stockholders proxies in favor of the matters to be considered at the Company Stockholder Meeting.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will, and will only, postpone or adjourn the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum and to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting; (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC; or (iii) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting (including, if the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law) including in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release, filing materials with the SEC or otherwise. The Company shall consult with Parent before postponing or adjourning the Company Stockholder Meeting. The Company Stockholder Meeting will not be postponed or adjourned without the prior written consent of Parent (A) by more than 10 calendar days at a time; or (B) with respect to Section 6.3(b)(i), by more than 30 calendar days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent, unless required by applicable Law.

6.4 Financing.

(a) Taking of Necessary Actions. Parent will use its reasonable best efforts to take (or cause to be taken) all actions and to do (or cause to be done) all things necessary, proper and advisable to arrange and obtain the Financing, including using its reasonable best efforts to (i) until the Financing is consummated or unless alternative financing described in Section 6.4(c) is obtained, maintain in effect, and, if necessary, supplement and amend the Registration Statement on Form S-3 filed with the SEC on May 9, 2018 (the “Form S-3”), as required by the instructions applicable to such registration form or by the Securities Act; (ii) until the Financing is consummated or unless alternative financing described in Section 6.4(c) is obtained, prevent the issuance of any stop order suspending the effectiveness of the Form S-3 or the issuance of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, obtain the withdrawal of any such order at the earliest possible moment; (iii) select one or more nationally recognized investment banking firms to act as the managing underwriters for the Financing, which investment banking firms will be reasonably acceptable to the Company; (iv) enter into customary agreements (including an underwriting agreement in customary form) and take all other actions necessary to facilitate the disposition of the shares of Parent’s common stock pursuant to the Financing, including by (A) making such representations and warranties to the underwriters with respect to the business of Parent and its Subsidiaries, and the Form S-3, prospectus and other documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and, if true, confirm the same if and when requested; and (B) using its reasonable best efforts to furnish the underwriters with opinions of counsel to Parent and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters), addressed to each of the underwriters, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters and their counsel; (v) obtain one or more “cold comfort” letters and updates thereof from Parent’s independent public accountants (and, if necessary, any other applicable independent public accountants) who have certified the financial statements in the Form S-3, addressed to each of the underwriters; (vi) cause its officers to partake in the marketing of the shares of Parent’s common stock issued pursuant to the Financing (including participation in customary “road shows” and investor meetings); (vii) to the extent required by Nasdaq, list all shares of Parent’s common stock sold pursuant to the Financing on Nasdaq; (viii) cooperate with each underwriter participating in the Financing and its respective counsel in connection with any filings required to be made with Nasdaq or any other securities exchange; (ix) prepare (and, if required, file with the SEC) any necessary pro forma financial information and pro forma financial statements; and (x) consummate and make effective the Financing and receive the proceeds thereof. Parent will keep the Company reasonably informed on a prompt basis with respect to all material developments concerning the Financing and the status of its efforts to arrange and obtain the Financing.

(b) Parent to Maintain Cash Resources. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time, Parent will keep sufficient unrestricted cash on the hand (in the form of cash or cash equivalents) (determined in accordance with GAAP) in an amount at least equal to the Parent Termination Fee. From time to time as reasonable requested by the Company, Parent will provide evidence reasonably acceptable to the Company of Parent’s compliance with this Section 6.4(b).

(c) Alternative Financing. In the event that Parent is unable to obtain all or a portion of the Financing from a sale of Parent’s common stock on terms reasonably satisfactory to Parent, then Parent shall promptly notify the Company thereof and use its reasonable best efforts to obtain alternative financing on terms that are reasonably satisfactory to Parent in an amount sufficient to pay, when added to any unrestricted cash of the Company and Parent and proceeds from the equity financing, in each case that is available to Parent, the Required Amount as promptly as practicable and in any event on or prior to the Closing; provided, however, that this Section 6.4(c) shall not relieve Parent from its obligations under Section 6.4(a) (unless Parent has obtained proceeds from alternative financing pursuant to this Section 6.4(c) at least equal to the Required Amount (after taking into consideration (A) the Company’s unrestricted cash-on-hand at the Closing, if any, and (B) Parent’s unrestricted cash-on-hand at the Closing in excess of the minimum amount required to be maintained by Parent pursuant to the terms of the Credit Agreement) or Section 6.4(b). Parent shall deliver to the Company true and complete copies of any and all documentation relating to such alternative financing and use reasonable best efforts to keep the Company reasonably informed on a prompt basis of the status of its efforts to arrange and obtain such alternative financing. To the extent that Parent obtains alternative financing pursuant to this Section 6.4(c), references to the “Financing” (and other like terms in this Agreement) shall be deemed to include such alternative financing.

(d) No Financing Condition. Parent and Merger Sub each acknowledge and agree that financing is not a condition to the Closing. Whether or not any financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.5 Financing Cooperation.

(a) Cooperation. Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of the Company Subsidiaries to use its respective reasonable best efforts, and will use reasonable best efforts to cause its Representatives, to provide to Parent and Merger Sub and their respective Affiliates such reasonable cooperation in connection with the Financing and any alternative financing arrangements as Parent may seek or obtain pursuant to Section 6.4(c) as may be reasonably requested by Parent and Merger Sub and their respective Affiliates, which reasonable best efforts shall include:

(i) making senior management and advisors of the Company available to participate in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions and drafting sessions;

(ii) assisting Parent or any underwriter, placement agent or other financing sources or prospective financing sources with the timely preparation of offering documents, registration statements, prospectuses, memoranda and similar documents required or customary in connection with the Financing;

(iii) solely with respect to financial information and data derived from the Company’s historical books and records, assisting Parent with the preparation of pro forma financial information and pro forma financial statements, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of Financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the Financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Financing (but the Company shall reasonably assist in preparing forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing Date and providing reasonably available historical information for purposes of cost synergy analysis, in each case based on financial information and data derived from the Company’s historical books and records); or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(iv) if Parent shall pursue any debt financing, assisting Parent in connection with the preparation of (but not executing prior to the Effective Time) any pledge and security documents and other definitive financing documents as may be reasonably requested by Parent or the Financing Sources and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Financing, it being understood that such documents will not be recorded or take effect until the Effective Time;

(v) using reasonable best efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Financing and accountants’ comfort letters, in each case as reasonably requested by Parent;

(vi) furnishing Parent and Merger Sub and any other Financing Source, as promptly as practicable after written request by Parent, with all necessary financial statements, financial data, audit reports and other reasonably available information regarding the Company and the Company Subsidiaries, including information required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering on a registration statement on Form S-3 under the Securities Act of the Company (including all audited financial statements (which, for the avoidance of doubt, will include audited financial statements for and as of the fiscal year ended December 31, 2017) and all unaudited financial statements (which will have been reviewed by the Company’s independent accountants as provided in Statement on Auditing Standards 100)), and to the extent customary for a financing of the type being incurred, such other pertinent and customary information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent (which, for the avoidance of doubt, will not include (or be deemed to require the Company to prepare) any (A) pro forma financial statements or adjustments or projections; (B) description of all or any portion of the Financing; (C) risk factors relating to all or any component of the Financing other than any risk factors that are specific to the Company; (D) financial statements in respect of the Company Subsidiaries; (E) any financial information not reasonably available to the Company from its books and records or reasonably obtainable under its current reporting system or (F) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K) or otherwise necessary to receive from the Company’s independent accountants (and any other accountant) to the extent customary for a financing of the type being incurred, customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any offering or sale of securities, with respect to the financial information to be included in the prospectus, prospectus supplement, registration statement or offering memorandum with respect to the Financing, it being understood that (x) if the Company in good faith reasonably believes that it has provided the information requested by Parent pursuant to this Section 6.5(a)(vi) for any period, it may deliver to

Parent a written notice stating when the Company believes that it completed such delivery therefor, in which case the Company will be deemed to have complied with this Section 6.5(a)(vi) at such time with respect to such information (assuming that such information provided was accurate), unless Parent in good faith reasonably believes that the Company has not completed delivery of the information required by this Section 6.5(a)(vi) and, within five Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which information the Company has not delivered) and (y) nothing in clause (x) shall limit Parent’s ability to reasonably request, and the Company’s obligation to provide pursuant to this Section 6.5(a)(vi), (1) financial data, and other reasonably available information regarding the Company and the Company Subsidiaries not covered in the notice delivered pursuant to clause (x) or (2) any update of, or supplement to, the information covered by such notice delivered pursuant to clause (x), it being agreed that any such subsequent request by Parent will not affect the rights of the Company pursuant to clause (x) with respect to the information that had been previously provided;

(vii) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness;

(viii) providing reasonable and customary cooperation with any marketing efforts of Parent for the Financing; and

(ix) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing.

(b) Obligations of the Company. Nothing in this Section 6.5 will require the Company or any of the Company Subsidiaries or their respective Representatives to (i) waive or amend any terms of this Agreement or any other Contract, provide any additional security or guaranties or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent; (ii) enter into any definitive agreement prior to the Closing; or (iii) give any indemnities in connection with the Financing that are effective prior to the Effective Time. Furthermore, nothing in this Section 6.5 shall require any cooperation by the Company or the Company Subsidiaries to the extent that it would interfere unreasonably with the conduct of the business or operations of the Company and the Company Subsidiaries or create an unreasonable risk of material damage or destruction to any property or assets of the Company or any of the Company Subsidiaries. In addition, (A) no action, liability or obligation of the Company, any of the Company Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Financing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information about the Company and the Company Subsidiaries and the accuracy of the information contained in the disclosure and marketing materials related to the Company and the Company Subsidiaries)) will be effective until the Effective Time; and (B) neither the Company nor any of the Company Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument relating to the Financing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information about the Company and the Company Subsidiaries and the accuracy of the information contained in the disclosure and marketing materials related to the Company and the Company Subsidiaries)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.5 will require (1) any Representative of the Company or any of the Company Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.5 that could reasonably be expected to result in personal liability to such Representative; (2) the Company Board to approve any financing or Contracts related thereto prior to the Closing; (3) the Company and the Company Subsidiaries to take any action that would conflict with or violate its organizational documents, any applicable Laws or result in, prior to the Closing, a violation or breach of, or default under, any agreement to which the Company or any of the Company Subsidiaries is a party; or (4) the Company and the Company Subsidiaries to provide any information (a) the disclosure of which is prohibited or restricted under applicable Law or any agreement binding on the Company or the Company Subsidiaries; or (b) where access to such information would (i) give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such information; or (ii) violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, any Contract to which the Company or any of the Company Subsidiaries is a party or otherwise bound, it being understood that the Company shall inform Parent as to the general nature of what is being withheld as a result of the foregoing and shall use its reasonable best efforts to disclose such information in a way that would not waive such privilege or contravene any applicable Law or binding agreement (including, if practicable, by obtaining consent for the disclosure thereof).

(c) Use of Logos. The Company consents to the use of its and the Company Subsidiaries’ logos in connection with the Financing so long as such logos are used (i) solely in a manner that is not intended to or likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries or any of their respective Intellectual Property Rights; and (ii) otherwise in a manner consistent with the other terms and conditions that the Company reasonably imposes.

(d) Confidentiality. Notwithstanding anything in this Agreement or in the Confidentiality Agreement to the contrary, all non-public or other confidential information provided by the Company, any of the Company Subsidiaries or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub and their respective Representatives will be permitted to disclose such information to the underwriters in the Financing or, if applicable, the Financing Sources (and, in each case, to their respective counsel and auditors), and the Financing Source Related Parties, to the extent necessary, but in each case, subject to customary confidentiality undertakings entered into by any underwriter, Financing Source or Financing Source Related Party, as the case may be.

(e) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including documented and reasonable out-of-pocket attorneys’ fees) incurred by the Company or the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.5.

(f) Indemnification. The Company, the Company Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including documented and reasonable out-of-pocket attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing or the provision of information utilized in connection therewith (including any action taken in accordance with this Section 6.5) and any information utilized in connection therewith (other than information provided specifically for use in connection with the Financing by or on behalf of the Company or the Company Subsidiaries), in each case, except to the extent actually suffered or incurred as a result of willful misconduct or fraud committed by the Company or the Company Subsidiaries, or, in each case, their respective Representatives, with respect to matters covered by this Section 6.5.

(g) No Exclusive Arrangements. In no event will Parent, Merger Sub or any of their respective controlled Affiliates enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of financing from providing or seeking to provide financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of the Company Subsidiaries or in connection with the Merger.

(h) Company Financial Statements.

(i) Interim Financial Statements. If the Closing does not occur prior to August 1, 2018, the Company will deliver to Parent as promptly as practicable following the closing of the fiscal quarter of the Company ending on June 30, 2018 (but in any event on or prior to August 15, 2018), the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at the end of, and related consolidated statements of operations, comprehensive income and cash flows of the Company and the Company Subsidiaries for, such fiscal quarter, together with financial statements for the corresponding portion of the previous year, in each case, prepared in accordance with GAAP, except for the absence of footnotes and subject to normal year-end adjustments.

(ii) Monthly Statements. The Company shall, within five Business Days after the end of each calendar month, and at such other times as Parent may reasonably request, provide Parent with (A) a statement of the unrestricted cash and cash equivalents (as defined in accordance with GAAP) of (1) the Company and the Company Subsidiaries; and (2) the Company and the Company Subsidiaries other than its Foreign Subsidiaries; (B) its estimated Transaction Expenses; and (C) to the extent otherwise prepared by the Company, an updated forecast of its revenue, gross margin, operating income and the information set forth in clause (A) for each month through the end of calendar year 2018.

(iii) No Omissions. All information provided under this Section 6.5(h) (other than information provided under Section 6.5(h)(ii)(C)) shall be complete and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and the Company shall not have been informed by such auditors that it is required to restate, and the Company shall not have restated, any such information or announced any intention to restate or that such restatement is under consideration or may be a reasonable possibility.

6.6 Anti-Takeover Laws. The Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Merger; and (b) if any “anti-takeover” Law becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on the Merger.

6.7 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time, the Company will, and will cause the Company Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company and the Company Subsidiaries, and furnish promptly such financial, operational and other data and information concerning its business, operations, personnel, assets, liabilities, results of operations and properties as Parent may reasonably request (so long as such financial data is reasonably available to the Company under, or derivable from, the Company’s current reporting system), except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would waive any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, but that the Company shall inform Parent as to the general nature of what is being withheld as a result of the foregoing and shall use its reasonable best efforts to disclose such information in a way that would not waive such privilege (including, if practicable, by obtaining consent for the disclosure thereof from the applicable third Person); (c) access to a Contract to which the Company or any of the Company Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to such Contract, but that the Company shall inform Parent as to the general nature of what is being withheld as a result of the foregoing and shall use its reasonable best efforts to disclose such information in a way that would not waive such privilege (including, if practicable, by obtaining consent for the disclosure thereof from the applicable third Person); or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.7 will be construed to require the Company, any of the Company Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.7 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or the Company Subsidiaries. Any access to the properties of the Company and the Company Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.7. All requests for access pursuant to this Section 6.7 must be directed to the Company’s General Counsel or another person designated in writing by the Company in advance of the Closing.

6.8 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.9 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects to the extent permitted under applicable Law, the obligations of the Company and the Company Subsidiaries pursuant to any indemnification agreements that have been provided to Parent between the Company and any of the Company Subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or employee of the Company or any of the Company Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the Agreement Date. During such six-year period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to Section 6.9(b), whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, each Indemnified Person to the fullest extent permitted by applicable Law or to the same extent that such Indemnified Persons are indemnified as of the Agreement Date pursuant to applicable Law, the Charter and Bylaws and other organizational documents of the Company Subsidiaries and indemnification agreements that have been provided to Parent between the Company and any of the Company Subsidiaries, on the one hand, and any of their respective current or former directors or officers, on the other, from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer or agent of the Company or any of the Company Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), including the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto. Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.9(b) with respect to a Legal Proceeding commenced or threatened in writing prior to the sixth anniversary of the Effective Time, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. Upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, the Surviving Corporation will advance all fees and expenses (including reasonable fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of any Legal Proceeding with respect to the matters subject to indemnification pursuant to this Section 6.9(b), to the extent required by the terms of, and in accordance with the procedures set forth in, the Charter, the Bylaws, the corresponding organizational documents of the Company Subsidiaries, and indemnification agreements, in each case in effect as of the Effective Time and that have been provided to Parent. In connection with such Legal Proceedings, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification under this Section 6.9 with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel but the Surviving Corporation will not be liable to any Indemnified Person for any fees of counsel subsequently incurred by any Indemnified Person with respect to the same Legal Proceeding, it being understood that (1) the Indemnified Person shall have the right to employ his or her counsel in any such proceeding such Indemnified Person’s expense; and (2) if (x) the employment of counsel by the Indemnified Person has been previously authorized by the Surviving Corporation, (y) the Indemnified Person shall have reasonably concluded that there may be a conflict of interest between the Surviving Corporation and the Indemnified Person in the conduct of any such defense, or (z) the Surviving Corporation shall not, in fact, have employed counsel to assume the defense of such proceeding, then the reasonable fees and expenses of the Indemnified Person’s counsel shall be at the expense of the Surviving Corporation; and (C) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless: (a) such settlement, compromise, consent or termination includes an unconditional release from all liability arising out of such Legal Proceeding for each Indemnified Person covered by such settlement, compromise, consent or termination; or (b) each Indemnified Person covered by such settlement, compromise, consent or termination provides their consent. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person, which approval shall not be unreasonably withheld), the fees and expenses of which will be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance (except that Parent may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insured). In satisfying its obligations pursuant to this Section 6.9(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with a comparable credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 6.9(c), the Company may (or, if the Parent requests, the Company will) purchase a prepaid “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with a comparable credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for the Tail Policy does not exceed the Maximum Annual Premium. If the Company purchases the Tail Policy prior to the Effective Time, then the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9, unless such successor or assign assumes such obligations by operation of law.

(e) No Impairment; Third Person Beneficiary Rights. The obligations set forth in this Section 6.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and his or her heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or the Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement. The rights of the Indemnified Persons (and other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy) pursuant to this Section 6.9 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Subsidiaries, in each case as in effect on the Agreement Date and provided to Parent; or (iv) applicable Law.

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.9 will be joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of the Company Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.10 Employee Matters.

(a) Change of Control Acknowledgement. Parent acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Company Benefit Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company Benefit Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing but subject to Section 6.10(c), nothing will prohibit the Surviving Corporation from amending or terminating any such Company Benefit Plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable Law.

(c) Employment; Benefits. For a period of one year following the Effective Time and with respect to the Continuing Employees employed within that period, (i) the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) either (A) maintain for the benefit of each Continuing Employee the Company Benefit Plans and any other employee benefit plans (other than opportunity to participate in equity-based benefits, severance and, subject to Section 6.10(b), individual employment agreements) of the Surviving Corporation or any of its Subsidiaries (the “Company Plans”) on terms and conditions that are no less favorable in the aggregate than those in effect at the Company or the Company Subsidiaries on the Agreement Date, and provide benefits to each Continuing Employee pursuant to such Company Plans; (B) provide benefits to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate to those benefits provided to similarly situated employees of Parent or its Affiliates (“Parent Plans”); or (C) provide some combination of Company Plans and Parent Plans such that each Continuing Employee receives benefits that, taken as a whole, are no less favorable in the aggregate to those benefits provided to similarly situated employees of Parent; (ii) Parent or its Subsidiaries shall provide Continuing Employees with severance benefits that are no less favorable in the aggregate to those benefits provided to similarly situated employees of Parent or its Affiliates; and (iii) neither Parent nor its Subsidiaries shall reduce the aggregate cash compensation, including base salary and target incentive compensation opportunity, payable to any Continuing Employee. The Company will consult in good faith with Parent regarding the content of communications to Company employees regarding the Merger prior to the release of any such communications.

(d) New Plans. To the extent that a Company Plan or Parent Plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and the Company Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any Continuing Employee, the Surviving Corporation will use its reasonable best efforts to cause all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation will use its reasonable best efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, co-payments, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, will not be subject to accrual limits or other forfeiture and will not limit future accruals. Effective as of the day immediately preceding the Closing Date, unless otherwise requested by Parent no later than five Business Days prior to the Closing, the Company shall terminate all Company Benefit Plans that are intended to include a Section 401(k) arrangement (unless Parent provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). The Company shall provide Parent with evidence that such Company Benefit Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board or any applicable committee thereof. The form and substance of such resolutions shall be subject to the reasonable review and approval by Parent (the approval of which shall not be unreasonably withheld, conditioned or delayed). In the event that termination of the Company’s 401(k) plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent prior to the Closing.

(e) No Third Person Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, neither this Section 6.10 nor any provisions of this Agreement relating to Company Benefit Plans will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.10, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) be treated as an amendment of, or undertaking to amend, any Company Benefit Plan.

6.11 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.12 Notification of Certain Matters.

(a) Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.12(a).

(b) Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.12(b).

6.13 Public Statements and Disclosures. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent and will be issued promptly following the execution and delivery of this Agreement. Thereafter, the Company (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change, and then only with respect to disclosure relating thereto that is required by Law), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement or the Merger, and the Company shall not make any such communications without having received the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, except that the Company will not be obligated to obtain prior written consent from Parent with respect to communications that are (i) required by applicable Law; (ii) principally directed to employees, suppliers, Customers, partners or vendors so long as such communications are consistent with (and do not contain any information not previously contained in) previous press releases, public disclosures or public statements made jointly by the Parties or previously approved by Parent; or (iii) principally related to a Superior Proposal or Company Board Recommendation Change (and then only with respect to disclosure relating thereto that is required by Law), to the extent permitted by Section 5.3.

6.14 Transaction Litigation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary in Section 9.2, the notice contemplated by the prior sentence will only be delivered to counsel to Parent and may be delivered by email. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).

6.15 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16 Parent Vote at Merger Sub. Promptly following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement in accordance with the DGCL.

6.17 NOL Plan. Except with respect to a Superior Proposal to the extent that the Company is in compliance with Section 5.3, the Company shall take all actions necessary to (a) apply the Rights Agreement to any “Acquiring Person” (as defined in the NOL Plan) except Parent or Merger Sub; and (b) cause the NOL Plan to terminate immediately prior to the Effective Time. Without Parent’s prior written consent, the Company shall not (i) redeem, or cause the termination of, the Rights Agreement other than in accordance with this Section 6.17; or (ii) take any action to exempt any Person other than Parent or Merger Sub or any action by such Person from, or make such Person or such action not subject to, the NOL Plan, except that Company may take action to exempt a party to a Superior Proposal immediately prior to termination of this Agreement if and only if payment of the Company Termination Fee required under Section 8.3(b)(ii) or (iii) has been wired as set forth therein.

6.18 Closing Statement. The Company shall deliver to Parent at least five Business Days prior to the Closing, a statement (the “Closing Statement”) of (i) the Company’s consolidated cash and cash equivalents (including short-term investments) (determined in accordance with GAAP) as of the date of the Closing Statement; (ii) the amount of such cash and cash equivalents that is held by Foreign Subsidiaries; (iii) the amount of such cash that is “restricted cash” under GAAP; (iv) the amount of Transaction Expenses as of the date of the Closing Statement; (v) the amount of any Indebtedness of the Company and the Company Subsidiaries; (vi) a statement of the number of shares of Company Common Stock outstanding as of the date of the Closing Statement; and (vii) the information set forth in Section 3.3(c) of the Company Disclosure Letter as of the date of the Closing Statement. The Company’s Chief Financial Officer shall certify, in his capacity as an officer of the Company and not in his personal capacity, that, to his Knowledge, the Closing Statement is true, accurate and complete as of its date. Parent and its accountants shall be permitted reasonable access to review the Company’s books and records and work papers related to the preparation of the Closing Statement. Parent and its accountants may make reasonable inquiries of the Company and its Chief Financial Officer and accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Company shall use its commercially reasonable efforts to cause its Chief Financial Officer and accountants to cooperate with such review and respond to such inquiries.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) No Prohibitive Injunctions or Laws. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, and no action will have been taken by any Governmental Authority of competent jurisdiction, and no Law will have been enacted, entered, enforced or deemed applicable to the Merger, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date (other than the reference to “Agreement Date” in the introductory paragraph to Article III, which will be disregarded for purposes of this Section 7.2(a)(i)), in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct, individually or in the aggregate, that have not had and would not have a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1(b), Section 3.1(c), Section 3.2, Section 3.5(b), Section 3.17, Section 3.18, Section 3.19, Section 3.21 and Section 3.22 that (A) are not qualified by materiality or Company Material Adverse Effect will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date (other than the reference to “Agreement Date” in the introductory paragraph to Article III, which will be disregarded for purposes of this Section 7.2(a)(ii)), in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by materiality or Company Material Adverse Effect will be true and correct in all respects

(without disregarding such materiality or Company Material Adverse Effect qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii) The representations and warranties set forth in the second sentence of Section 3.3(a), Section 3.3(c)(i), Section 3.3(c)(iii) and Section 3.3(e) will be true and correct as of the Capitalization Date, except for such inaccuracies that are de minimis in the aggregate.

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants and obligations in this Agreement required to be performed and complied with by it prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the Agreement Date that is continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date (other than the reference to “Agreement Date” in the introductory paragraph to Article IV, which will be disregarded for purposes of this Section 7.3(a)), in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct, individually or in the aggregate, that have not had and would not have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval (except as provided in this Agreement), only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company if any (i) permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) Law is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger;

(c) by either Parent or the Company, if the Effective Time has not occurred by 11:59 p.m., Pacific time, on December 1, 2018 (such time and date, the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent if the Company has the right to terminate this Agreement pursuant to Section 8.1(g); (ii) the Company if Parent has the right to terminate this Agreement pursuant to Section 8.1(e); and (iii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d) by either Parent or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting at which a vote is taken on the adoption of this Agreement, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting;

(e) by Parent if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach or failure to perform, delivered at least 20 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to termination;

(f) by Parent if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g) by the Company if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement prior to the delivery by the Company to Parent of written notice of such breach or failure to perform, delivered at least 20 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to termination;

(h) by the Company (at any time prior to receiving the Requisite Stockholder Approval) if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 8.3(b)(iii) at or before the time of such termination; and (iv) the Company has complied with Section 5.3 with respect to such Superior Proposal; or

(i) by the Company if (i) all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is then capable of being satisfied); (ii) the Company has provided irrevocable written notice to Parent at least three Business Days prior to such termination that it is prepared, willing and able to effect the Closing; (iii) at all times during such three Business Day period, the Company stood ready, willing and able to consummate the Merger; and (iv) Parent has failed to consummate the Merger and effect the Closing by the end of such three Business Day period; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(i) prior to the later of (A) the close of business on the day that is three business days following receipt of the Requisite Stockholder Approval and (B) September 15, 2018 (such later date, the “Financing Termination Date”), unless the Financing Termination Date is extended pursuant to Section 8.2(a).

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision (such notice, the “Termination Notice”). In the event that the Company delivers a Termination Notice pursuant to Section 8.1(i) on the Financing Termination Date, then the Company shall be required to deliver to Parent, at or prior to 9:00 a.m., Pacific time, on the Financing Termination Date, together with the Termination Notice, a certificate of the Company pursuant to Section 7.2(c), validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof as of the Financing Termination Date (the “8.1(i) Officer’s Certificate”), and upon receipt of such 8.1(i) Officer’s Certificate, Parent shall be permitted to elect, and shall notify the Company in writing of such election within 12 hours of receiving the 8.1(i) Officer’s Certificate, to extend the Financing Termination Date to September 30, 2018 (such election, the “Extension Election” and the extension date, the “Extended Financing Termination Date”); provided that if Parent delivers an Extension Election to the Company on the Financing Termination Date in advance of receipt of the 8.1(i) Officer’s Certificate (and stating that it is delivered in anticipation of potential receipt of an 8.1(i) Officer’s Certificate), such Extension Election shall be deemed to have been timely delivered as if it had been delivered immediately following receipt of such 8.1(i) Officer’s Certificate. If Parent makes the Extension Election, then (i) effective as of the Financing Termination Date, (x) the closing conditions set forth in Section 7.2 (including the requirement to deliver a certificate in accordance with Section 7.2(c)) shall be deemed to have been satisfied or waived by Parent and Merger Sub for all purposes of this Agreement (so long as the Company has not intentionally breached Section 5.2(a), Section 5.2(b), Section 5.2(c), Section 5.2(d), Section 5.2(e), Section 5.2(f), Section 5.2(n), Section 5.2(o), Section 5.2(p), Section 5.2(u), Section 5.2(x) or, with respect to the foregoing clauses, Section 5.2(z)) and (y) the 8.1(i) Officer’s Certificate shall be deemed conclusively to be accurate and shall not be subject to challenge by any Party; and (ii) the Company shall not be permitted to terminate this Agreement until the Extended Financing Termination Date. Notwithstanding the previous sentence, in the event that Parent is (A) able to consummate the Merger and effect the Closing prior to the Extended Financing Termination Date, then the Termination Notice delivered by the Company shall be automatically, and without any action by the Company, deemed to be withdrawn (and the Parties shall consummate the Merger (giving effect to the satisfaction or waiver of the closing conditions set forth in Section 7.2 as of the Financing Termination Date as described in the previous sentence) and effect the Closing); and (B) not able to consummate the Merger and effect the Closing prior to the Extended Financing Termination Date, then the Termination Notice delivered by the Company shall be effective as of 12:01 a.m., Pacific time, on the Extended Financing Termination Date and this Agreement shall be deemed to be validly terminated pursuant to Section 8.1(i) as of such time unless the Company has revoked the Termination Notice in writing prior to such time. During the 10 day period prior to the Financing Termination Date, the Parties shall communicate in good faith regarding their intention to deliver a Termination Notice and an Extension Election, respectively.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties in compliance with Section 8.1. Following the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that, and subject in all respects to this Section 8.2, Section 8.3, Section 6.5(e), Section 6.5(f), Section 6.13, Section 8.3 and Article IX will each survive the termination of this Agreement, in each case, in accordance with their respective terms and conditions. Notwithstanding the previous sentence, nothing in this Agreement will relieve (i) any Party from any liability for any willful breach of this

Agreement; and (ii) the Company or (subject in all respects to this Section 8.2, Section 8.3 and Section 9.8 (in each case, including the limitations set forth herein or therein)) Parent or Merger Sub from any liability for its fraud prior to the valid termination of this Agreement (which liability in the case of each of (i) and (ii) the Parties acknowledge and agree (A) will not necessarily be limited to reimbursement of expenses or out-of-pocket costs; and (B) in the case of any damages sought by the non-breaching Party, may include the benefit of the bargain lost by the non-breaching Party). No valid termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Financing, which rights, obligations and agreements will survive the valid termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, gains, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with the consummation of the Merger.

(b) Company Payments.

(i) Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 8.1(c) (if, at the time of such termination, Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(d) or (e)), Section 8.1(d) or Section 8.1(e); (B) at the time of such termination, the conditions set forth in (x) Section 7.1(b) would have been satisfied or capable of being satisfied and (y) Section 7.3(a) and Section 7.3(b) would be satisfied, in each case if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), an Acquisition Proposal has been publicly announced or publicly disclosed and not publicly withdrawn or otherwise publicly abandoned; and (D) within one year of such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated (whether such consummation occurs before or after the one-year anniversary of such termination), then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to $1,540,000 in cash (the “Company Termination Fee”), less the amount of Parent Expenses previously paid to Parent pursuant to Section 8.3(d), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “15%” and “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii) Company Board Recommendation Change. If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two Business Days following such termination) pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) Superior Proposal. If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must concurrently with such termination pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) Parent Expenses. In the event that this Agreement is terminated (i) pursuant to (A) Section 8.1(c) (if, at the time of such termination, the Company Stockholders Meeting has not been held or if Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(d)) or (B) Section 8.1(d) (under circumstances in which the Company Termination Fee is not then payable pursuant to Section 8.3(b)) and (ii) as of the time of such termination by Parent (or the Company, as applicable), Parent and Merger Sub were not in material breach of their representations, warranties, covenants or other agreements contained in this Agreement, then within two Business Days after demand by Parent, the Company shall pay to Parent up to $440,000 of Parent’s reasonable and documented out-of-pocket fees and expenses (including attorneys’ fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the Merger (collectively, the “Parent Expenses”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent; it being understood that (1) the existence of circumstances that could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 8.3(b)(i) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.3(d); and (2) the payment by the Company of the Parent Expenses pursuant to this Section 8.3(d) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3(b)(i) except to the extent indicated in Section 8.3(b)(i).

(e) Parent Termination Fee. If this Agreement is validly terminated by the Company pursuant to Section 8.1(i) or by Parent pursuant to Section 8.1(c) (at a time when the Company is then entitled to terminate this Agreement pursuant to Section 8.1(i)), then Parent must, within two Business Days of such termination, pay or cause to be paid to the Company or its designee an amount equal to $4,410,000 in cash (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(f) Payments; Default. The Parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the Merger and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, (i) if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and Section 8.3(d) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or Section 8.3(d) or any portion thereof, then the Company will pay or cause to be paid to Parent the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of Parent in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made) plus 5% through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (the “Applicable Interest Rate”); and (ii) if Parent fails to promptly pay any amount due pursuant to Section 8.3(e) and, in order to obtain such payment, the Company commences a Legal Proceeding that results in a judgment against Parent for the amount of the Parent Termination Fee or any portion thereof, then Parent will pay or cause to be paid to the Company the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of the Company in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the Applicable Interest Rate.

(g) Sole and Exclusive Remedy.

(i) With Respect to Parent. Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) or the Parent Expenses to the extent owed pursuant to Section 8.3(d) will be the sole and exclusive remedy of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, the Company Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, the Company Subsidiaries and each of their respective Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement and the Merger, and upon payment of such amount, none of the Company Related Parties will have any further monetary liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the Merger (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Parties may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 8.3(d), as applicable).

(ii) With Respect to the Company. The Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(e) will be the sole and exclusive remedy of the Company, the Company Stockholders and their respective Affiliates against (A) Parent, Merger Sub and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and each of their respective Affiliates (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) in respect of this Agreement and the Merger, including the failure of Parent to obtain the Financing, any breach or default under Section 6.4 or its failure to consummate the Merger and effect the Closing, and upon payment of such amount, none of the Parent Related Parties will have any further liability or obligation (monetary or otherwise) to the Company, the Company Stockholders or any of their respective Affiliates relating to or arising out of this Agreement or the Merger (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Parties may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 8.3(d), as applicable).

8.4 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that if the Company has received the Requisite Stockholder Approval, then no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without receiving such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received hereunder (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) upon confirmation of receipt, when sent by email (but only if such confirmation is not automatically generated); or (d) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

if to Parent, Merger Sub or the Surviving Corporation, to:

Adesto Technologies Corporation

3600 Peterson Way

Santa Clara, CA 95054

Attn: Narbeh Derhacobian

Fax: (408) 400-0721

Email: narbeh.derhacobian@adestotech.com

with a copy (which will not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attn: Mark Leahy

         David K. Michaels

Fax: (415) 281-1350

Email: mleahy@fenwick.com, dmichaels@fenwick.com

if to the Company (prior to the Effective Time), to:

Echelon Corporation

2901 Patrick Henry Drive

Santa Clara, CA 95054

Attn: Ron Sege, Chairman, President and Chief Executive Officer

Email: rsege@echelon.com

with a copy (which will not constitute notice) to:

Echelon Corporation

2901 Patrick Henry Drive

Santa Clara, CA 95054

Attn: Alicia Moore, Senior Vice President, Chief Legal and Administration Officer

Email: amoore@echelon.com

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn: Larry W. Sonsini

Bradley L. Finkelstein

Douglas K. Schnell

Fax: (650) 493-6811

Email: lsonsini@wsgr.com, bfinkelstein@wsgr.com, dschnell@wsgr.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address, email address or fax number through a notice given in accordance with this Section 9.2, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice is given, will be deemed to be receipt of the notice as of the date of rejection, refusal or inability to deliver.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates, it being understood that, in each case, such assignment will not impede or materially delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company RSUs or Company Options; or (c) to the extent that Parent incurs alternative financing in accordance with Section 6.4(c), the Financing Sources (or any agent, trustee or other representative acting on behalf or for the benefit of the Financing Sources) for purposes of creating a security interest in this Agreement or otherwise assigning as collateral in respect of the Financing. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.

9.4 Confidentiality. Parent, Merger Sub and the Company acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub, the Company and their respective Representatives will hold and treat all documents and information concerning the Merger in accordance with the Confidentiality Agreement.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Confidentiality Agreement and the Company Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. Except as set forth in Section 6.9 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except (a) as set forth in or contemplated by Section 6.9; (b) if Parent or Merger Sub wrongfully terminates or willfully breaches this Agreement, then, following the termination of this Agreement, the Company, to the extent permitted by this Agreement, may seek damages and other relief (including equitable relief) on behalf of the holders of shares of Company Common Stock, Company RSUs and Company Options (which Parent and Merger Sub acknowledge and agree may include damages based on a decrease in share value or lost premium); and (c) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company RSUs and Company Options to receive the merger consideration set forth in Article II. The rights granted pursuant to clause (b) of the second sentence of this Section 9.6 will only be enforceable on behalf of the holders of shares of Company Common Stock, Company RSUs and Company Options by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock, Company RSUs or Company Options and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (B) retained by the Company for the use and benefit of the Company in any manner that the Company deems fit.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance.

(i) Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement; and (B) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) No Objections. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(iii) Inapplicability of Specific Performance. The Parties agree that, notwithstanding anything to the contrary in this Agreement, in the event that (A) this Agreement is terminated by the Company pursuant to Section 8.1(i) and (B) the Parent Termination Fee is paid to the Company pursuant to Section 8.3(e), then in no event shall the Company be entitled to seek or receive specific performance or other equitable relief to enforce specifically the terms and provisions of this Agreement against Parent (including the obligation to consummate the Closing or pay the amounts contemplated by Article II). In such instance, the Parent Termination Fee shall be the Company’s sole and exclusive remedy, as provided by Section 8.3(g)(ii).

9.9 Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.

9.10 Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement or the Merger; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the Merger will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement or the Merger in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH

PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.13 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

[Signature page follows.]

The Parties are signing this Agreement on the date stated in the introductory clause.

ADESTO TECHNOLOGIES CORPORATION

By:	/s/ Narbeh Derhacobian
Name: Narbeh Derhacobian
Title: President and Chief Executive Officer

CIRCUIT ACQUISITION CORPORATION

By:	/s/ Narbeh Derhacobian
Name: Narbeh Derhacobian
Title: President and Chief Executive Officer

ECHELON CORPORATION

By:	/s/ Ronald A. Sege
Name: Ronald A. Sege
Title: Chairman of the Board & CEO

[Signature Page to Agreement and Plan of Merger]